Exhibit 2.1

COMBINATION AGREEMENT

THIS COMBINATION AGREEMENT (this “Agreement”), dated as of April 6, 2018, is entered into among Archie Bennett, Jr. and Monty J. Bennett (collectively, the “Bennetts”); Remington Holdings, L.P., a Delaware limited partnership (“Remington”); Remington Holdings GP, LLC, a Delaware limited liability company and the general partner of Remington (the “General Partner”); Project Management LLC, a Maryland limited liability company and wholly owned Subsidiary of Remington (“PM LLC”); solely for the purpose of conveying the interest in PM LLC to be acquired by it pursuant to the PM Formation Agreement (as defined below), MJB Investments, LP (“MJB Investments”); solely for the purpose of conveying the interest (if any) in PM LLC to be acquired by him pursuant to the PM Formation Agreement, Mark A. Sharkey (“Sharkey”); Ashford, Inc., a Maryland corporation (“AINC”); Ashford Holding Corp., a Maryland corporation and wholly owned Subsidiary of AINC (“New Holdco”); and Ashford Merger Sub Inc., a Maryland corporation and wholly owned Subsidiary of New Holdco (“Merger Sub”).  Capitalized terms used in this Agreement have the meanings given such terms in Article I or in the applicable Section cross referenced in Article I.

PRELIMINARY STATEMENTS

A.                                    The Bennetts and MJB Investments, to the extent of its economic interest in Remington, collectively own all of the issued and outstanding limited partnership and economic interests in Remington (subject to Sharkey’s Interest), and the General Partner owns all of the general partnership interests in Remington.

B.                                    Remington directly or indirectly conducts both the Property Management Business and the Project Management Business.

C.                                    AINC, New Holdco and Merger Sub desire, following the satisfaction or waiver (to the extent permitted by Law) of the conditions set forth in Article VIII, to effect a merger upon the terms and subject to the conditions set forth in this Agreement and the Merger Agreement whereby Merger Sub shall be merged with and into AINC, with AINC surviving and becoming a wholly owned Subsidiary of New Holdco (the “Merger”).

D.                                    Prior to the consummation of the Merger, Remington, the PM Companies, the General Partner, the Bennetts, MJB Investments and Sharkey desire, following the satisfaction or waiver (to the extent permitted by Law) of the conditions set forth in Article VIII, to (i) cause the PM Companies to transfer the Project Management Business to PM LLC, and (ii) cause 100% of the PM LLC Transferred Securities to be transferred to Archie Bennett, Jr., MJB Investments and Sharkey, in each case upon the terms and subject to the conditions set forth in this Agreement and the PM Formation Agreement (collectively, the “PM Formation Transaction”).

E.                                     Following the consummation of the PM Formation Transaction and contemporaneously with the consummation of the Merger, New Holdco desires to acquire, and Archie Bennett, Jr., MJB Investments and Sharkey desire to transfer to New Holdco, 100% of the PM LLC Transferred Securities in exchange for the consideration provided in this Agreement and upon the terms and subject to the conditions set forth in this Agreement and the PM Contribution Agreement (the “PM Contribution”).

F.                                      Following the consummation of the PM Contribution and the Merger, New Holdco intends to undertake certain internal restructuring transactions upon the terms and subject to the conditions set forth in the New Holdco Restructuring Agreement (the “New Holdco Restructuring”).

G.                                    For U.S. federal income tax purposes (and, where applicable, state and local tax purposes), the Parties intend that (i) the Merger shall qualify as a “reorganization” within the meaning of § 368(a) of the Code, and this Agreement together with the Merger Agreement shall constitute a “plan of reorganization” within the meaning of the Code and the Treasury regulations promulgated thereunder, and (ii) the exchange of PM LLC Transferred Securities for New Holdco Stock under this Agreement and the PM Contribution Agreement, and the exchange of AINC Common Stock for New Holdco Stock pursuant to the Merger, qualify as an exchange under § 351 of the Code, and this Agreement, as well as the transactions contemplated pursuant to the PM Contribution Agreement and Merger Agreement, will together be taken as a plan of exchange under § 351 of the Code.

H.                                   On the date hereof, Sharkey has executed and delivered to AINC a representation letter to the effect set forth in Section 3.21(t) and Section 3.24 (substituting Sharkey for the Bennetts or MJB Investments, as applicable).

THEREFORE, the Parties intending to be legally bound agree as follows:

ARTICLE I
DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Adverse AINC Recommendation” has the meaning set forth in Section 6.04(d).

“Adverse Tax Change” means a change in Tax Law (or the clarification or interpretation thereof by a taxing authority in the form of published guidance) after the date of this Agreement as a result of which (A) both (i) the Merger (in connection with the PM Contribution) would not qualify as an exchange to the shareholders of AINC

(other than the Bennetts, MJB Investments, or Sharkey) under § 351 of the Code, and (ii) the Merger would not qualify as a reorganization under § 368 of the Code or (B) the transactions contemplated under the Merger Agreement and the New Holdco Restructuring Agreement would cause any shareholder of AINC (other than the Bennetts, MJB Investments, or Sharkey) to recognize any material taxable income for U.S. federal income tax purposes.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including derivative terms the terms) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Affordable Care Act” means the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010.

“Aggregate Consideration” has the meaning set forth in Section 2.02.

“Agreement” has the meaning set forth in the Preamble.

“AINC” has the meaning set forth in the Preamble.

“AINC Acquisition Proposal” means any proposal or offer relating to (a) a merger, consolidation, share exchange or business combination involving AINC or any of its Subsidiaries representing 10% or more of the assets of AINC and its Subsidiaries, taken as a whole; (b) a sale, lease, exchange, mortgage, transfer or other disposition, in a single transaction or series of related transactions, of 10% or more of the assets of AINC and its Subsidiaries, taken as a whole; (c) a purchase or sale of shares of capital stock or other securities, in a single transaction or series of related transactions, representing 10% or more of the voting power of the capital stock of AINC, including by way of a tender offer or exchange offer; or (d) any other transaction having a similar effect to those described in clauses (a) through (c).

“AINC Board” means the Board of Directors of AINC.

“AINC Common Stock” means the common stock, par value $0.01 per share, of AINC.

“AINC Intervening Event” means an event, change, development, effect, occurrence or state of facts, in each case (a) that is material to the Transactions taken as a whole; (b) that arises or occurs after the date of this Agreement and that becomes known to the Special Committee before the Required Stockholder Vote; and (c) that, prior to the date of this Agreement, was not known to or reasonably foreseeable by the Special Committee; provided, that in no event will the receipt, existence of, or terms of an AINC Acquisition Proposal or any inquiry relating to an AINC Acquisition Proposal or any consequence thereof constitute an Intervening Event.

“AINC Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of AINC and its subsidiaries, taken as a whole, or (b) the ability of AINC to consummate the Transactions on a timely basis; provided, however, that “AINC Material Adverse Effect” will not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which AINC operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement, except pursuant to Section 3.05 and Section 6.07; (vi) any changes in applicable Laws or accounting rules, including GAAP; (vii) any action taken or omission by Ashford Hospitality Trust, Inc. or Ashford Hospitality Prime, Inc., or by any Person controlled by the Bennetts; (viii) the public announcement, pendency, or completion of the Transactions or the Transaction Documents; or (ix) resulting from acts of god, such as hurricanes, tornadoes, floods, earthquakes or other natural disasters; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv), (vi) and (ix) immediately above will be taken into account in determining whether an AINC Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on AINC compared to other participants in the industries in which AINC conducts its businesses.

“AINC Parties” means (a) AINC, New Holdco, Merger Sub, and (after the Closing) PM LLC and (b) their respective Subsidiaries.

“AINC Recommendation” has the meaning set forth in Section 6.08(a).

“AINC SEC Documents” has the meaning set forth in Section 4.05(a).

“AINC Subsidiary” means an AINC Party other than AINC.

“AINC Superior Proposal” means an unsolicited bona fide AINC Acquisition Proposal (except that references to “10%” in the definition of such term will be deemed to be references to “50%”) made in writing and not solicited in violation of Section 6.04 that the Special Committee has determined in its good faith judgment, after receipt of advice from the Special Committee’s financial advisor and legal counsel, (a) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal (including any conditions relating to financing, regulatory approvals or other events or circumstances beyond the control of the party invoking the condition); and (b) if consummated, would result in a transaction more favorable to the stockholders of AINC (excluding the PM Parties and their Affiliates, and including Ashford Hospitality Trust, Inc. and Ashford Hospitality Prime, Inc.) from a financial point of view (including the effect of any AINC Termination Fee required under this Agreement) than the Transactions (after taking into account any revisions to the terms of the transaction contemplated by Section 6.04(e) and the time likely to be required to consummate such AINC Acquisition Proposal).

“AINC Termination Fee” has the meaning set forth in Section 10.02(b).

“Asset Election” has the meaning set forth in Section 7.01(a).

“Asset Treatment” means the treatment of the PM Contribution for U.S. federal income tax purposes (and applicable state and local income tax purposes) as a contribution of the PM Assets (rather than the PM LLC Transferred Securities) subject to the applicable liabilities of the Project Management Business by Archie Bennett, Jr., Monty J. Bennett (and/or, with respect to any applicable state or local tax law under which MJB Investments is a regarded entity, MJB Investments), and Sharkey to New Holdco.

“Audited Financial Statements” has the meaning set forth in Section 3.06.

“Balance Sheet” has the meaning set forth in Section 3.06.

“Balance Sheet Date” has the meaning set forth in Section 3.06.

“Basket” has the meaning set forth in Section 9.02(a).

“Benefit Plan” has the meaning set forth in Section 3.19(a).

“Bennetts” has the meaning set forth in the Preamble.

“Bennetts’ Accountants” means the certified public accounting firm, BDO USA LLP.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Dallas, Texas are authorized or required by Law to be closed for business.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C.  §§ 9601 et seq.

“Closing” has the meaning set forth in Section 2.05.

“Closing Adjustment” has the meaning set forth in Section 2.06(a)(ii).

“Closing Date” has the meaning set forth in Section 2.05.

“Closing Working Capital” means: (a) Current Assets, less (b) Current Liabilities, determined as of the open of business on the Closing Date (but giving effect to the PM Formation Transaction but not to any of the other Transactions).

“Closing Working Capital Statement” has the meaning set forth in Section 2.06(b)(i).

“Code” means the Internal Revenue Code of 1986.

“Contract” means any contract, lease, deed, mortgage, license, instrument, note, commitment, undertaking, indenture, joint venture and every other agreement, understanding, commitments and legally binding arrangements, whether written or oral.

“Cost Sharing Agreement” means the Cost Sharing Agreement, dated as of the Closing Date, among Remington (or its Subsidiaries), PM LLC, and New Holdco (or its Subsidiaries), in form and substance reasonably satisfactory to AINC and the PM Parties, pursuant to which Remington (or its Subsidiaries) will provide specified services (including certain human resources and information technology services) to New Holdco (or its Subsidiaries) and PM LLC, and New Holdco (or its Subsidiaries) and PM LLC will compensate Remington (or its Subsidiaries) for the provision of such services, based on an agreed upon allocation methodology of actual costs and in accordance with past practices.

“Current Assets” means the current assets of PM LLC, including cash and cash equivalents, accounts receivable, inventory and prepaid expenses, but excluding (a) the portion of any prepaid expenses of which PM LLC will not receive the benefit following the Closing, and (b) deferred Tax assets, each as determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

“Current Liabilities” means current liabilities of PM LLC, including accounts payable, accrued Taxes and accrued expenses, but excluding (a) the current portion of long term debt, and (b) deferred Tax liabilities, each as determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

“Disclosure Schedules” means the Disclosure Schedules delivered by the PM Parties and PM LLC to AINC and delivered by AINC to the PM Parties, as applicable, simultaneously with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.06(c)(iii).

“Dollars or $” means the lawful currency of the United States.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal or offers, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, Encumbrance, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.  The term “Environmental Law” includes the following (including their implementing regulations and any state analogs):  the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C.  §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C.  §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C.  §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C.  §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C.  §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C.  §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C.  §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means all employers, trades or businesses (whether or not incorporated) that would be treated together with PM LLC or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Estimated Closing Working Capital” has the meaning set forth in Section 2.06(a)(i).

“Estimated Closing Working Capital Statement” has the meaning set forth in Section 2.06(a)(i).

“Exchanges” has the meaning set forth in Section 7.01(a).

“Excluded Tax Contracts” means Contracts entered into in the ordinary course of business, which Contracts do not deal principally with the allocation or sharing of Taxes, and in which Contracts the provisions dealing with Taxes are of a type typically included in such Contracts (such as employment agreements, leases and loan agreements).

“Excluded Tax Return” means (a) any income, franchise or similar Tax Return of PM LLC for any Pre-Closing Tax Period that is not a Straddle Period, and (b) any Tax Return related solely to the PM Formation Transaction.  For the avoidance of doubt, any IRS Form 1065 (or comparable foreign, state or local Tax Return) for PM LLC that includes all or a portion of the Closing Date shall be treated as an Excluded Tax Return.

“Existing AINC Rights Agreement” has the meaning set forth in the Preamble.

“Existing Indemnification Agreements” has the meaning set forth in Section 6.14(d).

“Fairness Opinion” has the meaning set forth in Section 4.12.

“Financial Statements” has the meaning set forth in Section 3.06.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“General Partner” has the meaning set forth in the Preamble.

“Government Contracts” has the meaning set forth in Section 3.10(a)(ix).

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Independent Accountant” means an impartial nationally recognized firm of independent certified public accountants other than the Bennetts’ Accountants or New Holdco’s Accountants mutually appointed by New Holdco and the Bennetts.

“Insurance Policies” has the meaning set forth in Section 3.15.

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to any Law, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); and (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation.

“Interest” means Sharkey’s rights that, subject to certain terms and limitations, entitle him to receive an interest in PM LLC that is exchangeable for New Holdco Preferred Stock representing an aggregate par value of $3,000,000.

“Interim Balance Sheet” has the meaning set forth in Section 3.06.

“Interim Balance Sheet Date” has the meaning set forth in Section 3.06.

“Interim Financial Statements” has the meaning set forth in Section 3.06.

“Investor Rights Agreement” means the Investor Rights Agreement, dated as of the Closing Date, among New Holdco, the Bennetts, MJB Investments and Sharkey, in the form of Exhibit B.

“Janney” means Janney Montgomery Scott LLC.

“Knowledge of AINC or AINC’s Knowledge” or any other similar knowledge qualification with respect to AINC, means the actual knowledge of any member of the Special Committee after good-faith inquiry, which good-faith inquiry means the Special Committee providing the representations and warranties contained in Article IV of this Agreement to the “named executive officers,” within the meaning of Item 402 of Regulation S-K under the Exchange Act, of AINC, excluding Monty J. Bennett, and inquiring of such individuals whether such representations and warranties are true and correct.

“Knowledge of the PM Parties or the PM Parties’ Knowledge” or any other similar knowledge qualification with respect to PM Parties, means the actual knowledge of each of Archie Bennett, Jr., Monty J. Bennett, Mark A. Sharkey, Robert Haiman and Robert King, in each case after good-faith inquiry, which good-faith inquiry means the PM Parties providing the representations and warranties contained in Article III of this Agreement to the individuals listed in this definition and inquiring of such individuals whether such representations and warranties are true and correct.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” has the meaning set forth in Section 3.07.

“Management Contracts” has the meaning set forth in Section 3.09(a).

“Material Contracts” has the meaning set forth in Section 3.10(a).

“Merger” has the meaning set forth in the Preliminary Statements.

“Merger Agreement” means the Merger Agreement, dated as of the Closing Date, among AINC, New Holdco, and Merger Sub, in form and substance reasonably satisfactory to AINC and the PM Parties, setting forth the terms and conditions upon which Merger Sub shall be merged with and into AINC effective as of the Closing Date.  The Merger Agreement will include provisions providing for the registration under the Securities Act of 1933, as amended, of the New Holdco Stock to be issued upon the effectiveness of the Merger.

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Certificate of Incorporation” means the Certificate of Incorporation of Merger Sub as in effect on the date of this Agreement and in the form of Exhibit D.

“Merger Sub Common Stock” means the authorized common stock of Merger Sub, par value $0.01 per share, as provided for in Merger Sub Certificate of Incorporation.

“MGCL” means the Maryland General Corporation Law.

“MJB Investments” has the meaning set forth in the Preamble.

“Multiemployer Plan” has the meaning set forth in Section 3.19(c).

“New Holdco” has the meaning set forth in the Preamble.

“New Holdco Certificate of Incorporation” means the Certificate of Incorporation of New Holdco as in effect on the date of this Agreement and in the form of Exhibit C.

“New Holdco Common Stock” means the authorized voting common stock of New Holdco, par value $0.01 per share, provided for in the New Holdco Certificate of Incorporation.

“New Holdco Preferred Stock” means shares of voting preferred stock of New Holdco, par value $25 per share, convertible into shares of New Holdco Common Stock, as authorized by the New Holdco Preferred Stock Articles Supplementary.

“New Holdco Preferred Stock Articles Supplementary” means the Articles Supplementary of New Holdco setting forth the rights and preferences of the New Holdco Preferred Stock, to be effective as of the Closing, in the form of Exhibit E.

“New Holdco Restructuring” has the meaning set forth in the Preliminary Statements.

“New Holdco Restructuring Agreement” means the Restructuring Agreement, dated as of the Closing Date, among New Holdco, AINC and certain other parties thereto, in form and substance reasonably satisfactory to AINC and the Bennetts, setting forth the terms and conditions upon which New Holdco will restructure its businesses following the consummation of the Merger and the PM Formation Transaction.

“New Holdco Stock” means New Holdco Common Stock or New Holdco Preferred Stock.

“New Holdco’s Accountants” means Ernst & Young LLP.

“New Holdco’s REIT Lawyers” means Andrews Kurth Kenyon LLP.

“Non-Compete” means the covenants and agreements in Article 2 of the Investor Rights Agreement.

“Non-Compete Value” has the meaning set forth in Section 7.01(f).

“Organizational Documents” means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its by-laws, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (d) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.

“Party” means each Person executing and delivering this Agreement and its permitted successors and assigns.

“Permit” means any permit, license, franchise, approval, authorization, registration, certificate, variance and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 3.11(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“PM Assets” means the property, assets and contracts owned by Remington Hotels or Remington L&H prior to the Closing to be transferred to PM LLC pursuant to the PM Formation Agreement.

“PM Companies” means Remington Hotels, Remington L&H, and, at or prior to the Closing, PM LLC, and their respective Subsidiaries, collectively, and “PM Company” means any one of the PM Companies and its Subsidiaries.

“PM Contribution” has the meaning set forth in the Preliminary Statements.

“PM Contribution Agreement” means the Contribution Agreement, dated as of the Closing Date, among Archie Bennett, Jr., MJB Investments, Sharkey, and New Holdco, in form and substance reasonably satisfactory to AINC and the Bennetts, setting forth the terms and conditions upon which Archie Bennett, Jr., MJB Investments, and Sharkey will contribute 100% of the PM LLC Transferred Securities to New Holdco.

“PM Formation Transaction” has the meaning set forth in the Preliminary Statements.

“PM Formation Agreement” means the Formation Agreement, dated as of the Closing Date, among the Bennetts, MJB Investments, Sharkey, the General Partner, Remington and the PM Companies, in form and substance reasonably satisfactory to AINC and the PM Parties, setting forth the terms and conditions, consistent with this Agreement, upon which (a) Remington Hotels and Remington L&H will transfer the Project Management Business to PM LLC and (b) the PM LLC Transferred Securities will be transferred to Archie Bennett, Jr., MJB Investments, and Sharkey.

“PM Intellectual Property” means all Intellectual Property used in the Project Management Business that is owned, licensed or held for use by the PM Companies.

“PM IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property used in the Project Management Business to which any of the PM Companies is a party, beneficiary or otherwise bound.

“PM IP Registrations” means all PM Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“PM LLC” has the meaning set forth in the Preamble.

“PM LLC Certificate of Formation” means the Certificate of Formation of PM LLC, as in effect on the date of this Agreement and in the form of Exhibit A.

“PM LLC Securities” means the issued and outstanding equity interests (including limited liability company interests) of PM LLC.

“PM LLC Transferred Securities” means the PM LLC Securities to be transferred pursuant to the PM Formation Agreement and the PM Contribution Agreement.

“PM Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Project Management Business or (b) the ability of the PM Parties to consummate the Transactions on a timely basis; provided, however, that “PM Material Adverse Effect” will not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Project Management Business is conducted; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement, except pursuant to Section 3.05 and Section 6.07; (vi) any changes in applicable Laws or accounting rules, including GAAP; (vii) any action taken or omission by any Person controlled by AINC or by any PM Party; (viii) the public announcement, pendency, or completion of the Transactions or the Transaction Documents; or (ix) resulting from acts of god, such as hurricanes, tornadoes, floods, earthquakes or other natural disasters; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv), (vi), and (ix) immediately above will be taken into account in determining whether a PM Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Project Management Business compared to other participants in the industries in which the Project Management Business is conducted.

“PM Parties” means the Bennetts and Remington, collectively, and “PM Party” means any one of the PM Parties.

“PM Party Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than AINC or any of its controlled Affiliates) concerning (a) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination involving PM LLC or the Project Management Business representing 10% or more of the assets of the Project Management Business; (b) a sale, lease, exchange, mortgage, transfer or other disposition, in a single transaction or series of related transactions, of 10% or more of the assets of the Project Management Business; (c) a purchase or sale of shares of capital stock or other securities, in a single transaction or series of related transactions, representing any of the voting power of the capital stock of PM LLC; or (d) any other transaction having a similar effect to those described in clauses (a) through (c).

“PM Party Related Party” means the PM Companies, the PM Parties, or their immediate family members, and any of the PM Parties’ Affiliates the majority of equity interests in which are beneficially owned by any of the PM Parties, and any executive officer or director of any such Affiliate.

“PM Schedule Supplement” has the meaning set forth in Section 6.05(c).

“PM Party Adverse Tax Change” means a change in Tax Law (or the clarification or interpretation thereof by a taxing authority in the form of published guidance) after the date of this Agreement as a result of which (a) the exchange of New Holdco Stock for PM LLC Transferred Securities (together with the Merger) would not qualify as an exchange under § 351 of the Code; (b) the exchange of New Holdco Stock for PM LLC Transferred Securities, or the transactions contemplated under the PM Formation Agreement or the PM Contribution Agreement, would cause either of the Bennetts, MJB Investments, Sharkey, Remington or any of its Subsidiaries or any PM Company to recognize any material taxable income for federal income tax purposes; or (c) dividends on the New Holdco Stock would not be “qualified dividend income” within the meaning of § 1(h)(11) of the Code, in whole or in part.

“PM WC Parties” means Archie Bennett, Jr. and MJB Investments.

“Post-Closing Adjustment” has the meaning set forth in Section 2.06(b)(ii).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning on or before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning on or before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Project Management Business” means the project management activities conducted, prior to the Closing, by Remington Hotels and Remington L&H, and after the Closing, by PM LLC, within the lodging industry, including construction management, interior design, architectural oversight, and the purchasing, expediting, warehousing, freight management, installation and supervision of furniture, fixtures, and equipment, and related services.  The Project Management Business shall not include any portion of the Property Management Business.

“Property Management Business” means the property management activities conducted by Remington and its Subsidiaries within the lodging industry, including hotel operations, sales and marketing, revenue development, budget oversight, guest service, asset maintenance (not involving capital expenditures), and related services. The Property Management Business shall not include any portion of the Project Management Business.

“Proxy Statement” has the meaning set forth in Section 4.05(c).

“Qualified Benefit Plan” has the meaning set forth in Section 3.19(c).

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Remington” has the meaning set forth in the Preamble.

“Remington Hotels” means Remington Hotels LLC, a Delaware limited liability company.

“Remington L&H” means Remington Lodging & Hospitality, LLC, a Delaware limited liability company.

“Remington Tax Claim” means a Tax Claim of or with respect to Remington and/or any Subsidiary thereof (other than PM LLC) and/or any consolidated, combined, unitary or similar group that includes any of the foregoing (or that relates to the business or assets of any of the foregoing).

“Representative” means, with respect to any Person, any and all directors, managing members, managers, officers, employees, consultants, financial advisors, counsel, accountants and agents of such Person.

“Required Stockholder Vote” means the affirmative vote of a majority of the issued and outstanding shares of AINC Common Stock authorizing and approving this Agreement, the other Transaction Documents, and the Transactions, to the extent required by the MGCL or the rules of the NYSE MKT.

“Resolution Period” has the meaning set forth in Section 2.06(c)(ii).

“Review Period” has the meaning set forth in Section 2.06(c)(i).

“SEC” means the United States Securities and Exchange Commission, or any successor Governmental Agency administering United States federal securities laws.

“Securities Treatment” means the treatment of the PM Contribution for U.S. federal income tax purposes (and applicable foreign, state and local tax purposes) as a contribution of the PM LLC Transferred Securities (rather than the PM Assets) by Archie Bennett, Jr., Monty J. Bennett (and/or, with respect to any applicable foreign, state or local tax law under which MJB Investments is a regarded entity, MJB Investments), and Sharkey to New Holdco.

“Sharkey” has the meaning set forth in the Preamble.

“Special Committee” means the Special Committee of the AINC Board constituted to consider, among other things, this Agreement and the Transactions.

“Statement of Objections” has the meaning set forth in Section 2.06(c)(ii).

“Stockholder Meeting” has the meaning set forth in Section 6.08(a).

“Straddle Period” has the meaning set forth in Section 7.04.

“Subsidiary” means, with respect to any Person, any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than equity securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by such Person of one or more of its Subsidiaries. When used without reference to a particular Person, “Subsidiary” means a Subsidiary, if any, of PM LLC.

“Target Working Capital” has the meaning set forth in Section 2.06(a)(ii).

“Tax Claim” has the meaning set forth in Section 7.05.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with a Governmental Authority.

“Taxes” means (a) any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under § 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, escheat or unclaimed property, alternative or add-on minimum, estimated, or other tax or like governmental assessment or charge, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not, in each case imposed by a Government Authority; (b) any liability for the payment of any amount of a type described in clause (a) arising as a result of being or having been a member of any consolidated, combined, unitary or similar group or being or having been included or required to be included in any Tax Return related thereto; and (c) any liability for or in respect of the payment of any amount of any items described in clause (a) or clause (b) as a result of any contract, assumption or operation of Law, or as a result of being a transferee or successor to any Person or as a result of any express or implied obligation to indemnify any other Person.

“Termination Date” has the meaning set forth in Section 10.01(b)(ii).

“Transaction Cost Schedule” has the meaning set forth in Section 11.01.

“Transaction Costs” has the meaning set forth in Section 11.01.

“Transaction Documents” means this Agreement, the New Holdco Certificate of Incorporation, the New Holdco Preferred Stock Articles Supplementary, the PM LLC Certificate of Formation, the Merger Sub Certificate of Incorporation, the PM Contribution Agreement, the Merger Agreement, the Investor Rights Agreement, the Cost Sharing Agreement, the New Holdco Restructuring Agreement, and the PM Formation Agreement.

“Transactions” means all of the transactions contemplated by this Agreement and the other Transaction Documents, including the Merger, the PM Formation Transaction, the PM Contribution, the performance of the obligations under the Investor Rights Agreement, the New Holdco Restructuring, and the Stockholder Meeting.

“Transfer Tax” has the meaning set forth in Section 7.01(d).

“Transfer Tax Return Expenses” has the meaning set forth in Section 7.01(d).

“Undisputed Amounts” has the meaning set forth in Section 2.06(c)(iii).

“Union” has the meaning set forth in Section 3.20(a).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

ARTICLE II
ACQUISITION; TRANSACTIONS

Section 2.01  PM Contribution.  Subject to the terms and conditions set forth in this Agreement and the PM Contribution Agreement, at the Closing (after the consummation of the PM Formation Transaction), Archie Bennett, Jr., Sharkey and MJB Investments, as applicable, agree to transfer to New Holdco all of Archie Bennett, Jr.’s, Sharkey’s and MJB Investments’ right, title and interest in and to the PM LLC Transferred Securities, in each case for the consideration specified in Section 2.02.

Section 2.02  Consideration.  The aggregate consideration for the PM LLC Transferred Securities (the “Aggregate Consideration”) will be $203,000,000 to be funded through 8,120,000 shares of New Holdco Preferred Stock (subject to the provisions of Section 11.01).  The portions of the Aggregate Consideration that will be allocated to Archie Bennett, Jr. and MJB Investments is as set forth on Schedule 2.02.  Subject to the execution of a mutually acceptable agreement between Remington and Sharkey pertaining to the terms of the Interest, the portion of the Aggregate Consideration that will be allocated to Sharkey is as set forth on Schedule 2.02.

Section 2.03  Transactions To Be Effected Preparatory to and at the Closing.

(a)                                 Prior to the date of this Agreement, AINC caused New Holdco to be incorporated under the laws of the State of Maryland by filing the New Holdco Certificate of Incorporation.  New Holdco was formed solely for the purpose of engaging in the Transactions, and New Holdco will not conduct any business prior to the Closing.  Prior to the Closing, New Holdco will have no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the other Transaction Documents to which it is a party.  The authorized share capital of New Holdco as of the Closing will be as set forth in the New Holdco Certificate of Incorporation, as amended by the New Holdco Preferred Stock Articles Supplementary, which AINC will cause to be duly filed with the Secretary of State of Maryland prior to the Closing.  Immediately prior to the Closing, AINC will own of record and beneficially all of the issued and outstanding equity securities of New Holdco.

(b)                                 Prior to the date of this Agreement, AINC caused Merger Sub to be incorporated under the laws of the State of Maryland by filing the Merger Sub Certificate of Incorporation.  Merger Sub was formed solely for the purpose of engaging in the Transactions, and Merger Sub will not conduct any business prior to the Closing.  Prior to the Closing, Merger Sub will have no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the other Transaction Documents to which it is a party.  The authorized share capital of Merger Sub as of the Closing will be as set forth in the Merger Sub Certificate of Incorporation.  Immediately prior to the Closing, New Holdco will own of record and beneficially, all of the issued and outstanding equity securities of Merger Sub.

(c)                                  Prior to the date of this Agreement, Remington caused PM LLC to be formed under the laws of the State of Maryland by filing the PM LLC Certificate of Formation.  PM LLC was formed solely for the purpose of engaging in the Transactions, and PM LLC will not conduct any business prior to the Closing.  Prior to the Closing, PM LLC will have no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the other Transaction Documents to which it is a party.  The authorized equity capital of PM LLC as of the Closing will be as set forth in the PM LLC Certificate of Formation.  Immediately prior to the Closing, Remington will own of record and beneficially, all of the issued and outstanding PM LLC Securities.

(d)                                 At the Closing, (i) Remington Hotels and Remington L&H will transfer the Project Management Business to PM LLC, and (ii) Remington will transfer the PM LLC Transferred Securities to Archie Bennett, Jr., MJB Investments, and Sharkey, in each case pursuant to the PM Formation Agreement.  MJB Investments, and not Monty J. Bennett, will be the record owner of, and hold legal title to, PM LLC Transferred Securities upon the consummation of the PM Formation Transaction and the New Holdco Preferred Stock to be issued in exchange therefor upon the consummation of the transactions contemplated by this Agreement.

(e)                                  At the Closing, and as part of an overall plan of exchange that includes the Merger and the PM Contribution and that is intended by the Parties to be treated as an exchange for New Holdco Stock pursuant to § 351 of the Code, the Merger Sub will merge with and into AINC pursuant to the terms of the Merger Agreement and the existing shareholders of AINC will become shareholders of New Holdco and New Holdco will issue the New Holdco Preferred Stock to Archie Bennett, Jr., MJB Investments and Sharkey.

(f)                                   At the Closing, the parties named in the Investor Rights Agreement will execute and deliver the Investor Rights Agreement, to be effective at the Closing.

(g)                                  At the Closing, Remington, PM LLC and New Holdco will execute and deliver the Cost Sharing Agreement, to be effective at the Closing.

(h)                                 At the Closing, AINC Parties will effect the New Holdco Restructuring.

Section 2.04  Transactions to be Effected at the Closing.

(a)                                 At the Closing, AINC will deliver, or cause to be delivered, to the PM Parties, MJB Investments and Sharkey, as applicable:

(i)                                     the Aggregate Consideration, free and clear of all Encumbrances other than as set forth in the documents governing the New Holdco Preferred Stock and the Investor Rights Agreement and those created by either of the Bennetts; and

(ii)                                  the Transaction Documents and all other agreements, documents, instruments and certificates required to be delivered by AINC at or prior to the Closing pursuant to Section 2.03 and Section 8.03.

(b)                                             At the Closing, each of the PM Parties (as applicable) will deliver to AINC:

(i)                                     an assignment of the PM LLC Transferred Securities owned by Archie Bennett, Jr., free and clear of all Encumbrances other than those created by New Holdco or AINC and applicable securities Laws, to New Holdco under the PM Contribution Agreement, duly executed by Archie Bennett, Jr.; and

(ii)                                  the other Transaction Documents and all other agreements, documents, instruments and certificates required to be delivered by any of the PM Parties at or prior to the Closing pursuant to Section 2.03 and Section 8.02.

(c)                                  At the Closing, MJB Investments will deliver to AINC:

(i)                                     an assignment of the PM LLC Transferred Securities owned by MJB Investments, free and clear of all Encumbrances other than those created by New Holdco or AINC and applicable securities Laws, to New Holdco under the PM Contribution Agreement, duly executed by MJB Investments; and

(ii)                                  the other Transaction Documents and all other agreements, documents, instruments and certificates required to be delivered by MJB Investments at or prior to the Closing pursuant to Section 8.02.

(d)                                 At the Closing, Sharkey will deliver to AINC:

(i)                                     an assignment of the PM LLC Transferred Securities owned by Sharkey, free and clear of all Encumbrances other than those created by New Holdco or AINC and applicable securities Laws, to New Holdco under the PM Contribution Agreement, duly executed by Sharkey; and

(ii)                                  the other Transaction Documents and all other agreements, documents, instruments and certificates required to be delivered by Sharkey at or prior to the Closing pursuant to Section 8.02.

Section 2.05  Closing.  Subject to the terms and conditions of this Agreement, the transfer of the PM LLC Transferred Securities contemplated by this Agreement will take place at a closing (the “Closing”) to be held at 10:00 a.m., Dallas, Texas time, no later than ten Business Days after the last of the conditions to Closing set forth in Article VIII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the offices of Norton Rose Fulbright US LLP, 2200 Ross Avenue, Suite 3600, Dallas, Texas 75201, or at such other time or on such other date or at such other place as the PM Parties and AINC may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

Section 2.06  Aggregate Consideration Adjustment.

(a)                                 Closing Adjustment.

(i)                                     At least five Business Days before the Closing, the PM Parties will prepare and deliver to AINC a statement setting forth their good-faith estimate of Closing Working Capital (the “Estimated Closing Working Capital”), which statement will contain an estimated balance sheet of PM LLC as of the Closing Date (giving effect to the PM Formation Transaction but not to any of the other Transactions), a calculation of Estimated Closing Working Capital (the “Estimated Closing Working Capital Statement”), and a certificate of the senior accounting officer of Remington L&H that the Estimated Closing Working Capital Statement was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such Estimated Closing Working Capital Statement were being prepared and audited as of a fiscal year end.

(ii)                                  The “Closing Adjustment” will be an amount equal to the Estimated Closing Working Capital minus $1,500,000 (the “Target Working Capital”).  If the Closing Adjustment is a positive number, AINC will pay to the PM WC Parties in cash an amount equal to the Closing Adjustment at the Closing.  Subject to Section 11.01, if the Closing Adjustment is a negative number, the PM Parties will pay to New Holdco in cash an amount equal to the Closing Adjustment at the Closing.

(b)                                 Post-Closing Adjustment.

(i)                                     Within 90 days after the Closing Date, AINC will prepare and deliver to the PM Parties a statement setting forth its calculation of Closing Working Capital, which statement will contain a balance sheet of PM LLC as of the Closing Date (giving effect to the PM Formation Transaction but not to any of the other Transactions), a calculation of Closing Working Capital (the “Closing Working Capital Statement”) and a certificate of the senior accounting officer of AINC that the Closing Working Capital Statement was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such Closing Working Capital Statement were being prepared and audited as of a fiscal year end.

(ii)                                  The post-closing adjustment will be an amount equal to the Closing Working Capital minus the Estimated Closing Working Capital (the “Post-Closing Adjustment”).  If the Post-Closing Adjustment is a positive number, AINC will promptly pay to the PM WC Parties in cash an amount equal to the Post-Closing Adjustment.  Subject to Section 11.01, if the Post-Closing Adjustment is a negative number, the PM Parties will promptly pay to New Holdco in cash an amount equal to the Post-Closing Adjustment.

(c)                                  Examination and Review.

(i)                                     After receipt of the Closing Working Capital Statement, the PM Parties will have 30 days (the “Review Period”) to review the Closing Working Capital Statement.  During the Review Period, the PM Parties and the Bennetts’ Accountants will have full access to the books and records of PM LLC, the personnel of, and work papers prepared by, AINC (or its Affiliates) and New Holdco’s Accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in the possession of AINC or its Affiliates) relating to the Closing Working Capital Statement as the PM Parties may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections, provided, that such access will be in a manner that does not interfere with the normal business operations of AINC or the Project Management Business.

(ii)                                  On or prior to the last day of the Review Period, the PM Parties may object to the Closing Working Capital Statement by delivering to AINC a written statement setting forth the PM Parties’ objections in reasonable detail, indicating each disputed item or amount and the basis for the PM Parties’ disagreement therewith (the “Statement of Objections”).  If the PM Parties fail to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement will be deemed to have been accepted by the PM Parties.  If the PM Parties deliver the Statement of Objections before the expiration of the Review Period, AINC and the PM Parties will negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by AINC and the PM Parties, will be final and binding.

(iii)                               If the PM Parties and AINC fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) will be submitted for resolution to the office of the Independent Accountant who, acting as experts and not arbitrators, will resolve the Disputed Amounts only and make any adjustments to the Post-Closing

Adjustment, as the case may be, and the Closing Working Capital Statement.  The Parties agree that all adjustments will be made without regard to materiality.  The Independent Accountant will only decide the specific items under dispute by the Parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

(iv)                              The fees and expenses of the Independent Accountant will be paid by the PM Parties, on the one hand, and by AINC, on the other hand, based upon the percentage that the amount actually contested but not awarded to the PM Parties or AINC, respectively, bears to the aggregate amount actually contested by the PM Parties and AINC.

(v)                                 The Independent Accountant will make a determination as soon as practicable within 30 days (or such other time as the Parties agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and the Post-Closing Adjustment will be conclusive and binding upon the Parties.

(vi)                              Except as otherwise provided in this Agreement, any payment of the Post-Closing Adjustment, together with interest calculated as set forth below, will (1) be due (x) within five Business Days of acceptance of the applicable Closing Working Capital Statement or (y) if there are Disputed Amounts, then within five Business Days of the resolution described in Section 2.06(c)(v); and (2) be paid by wire transfer of immediately available funds to such account as is directed by AINC or the PM WC Parties, as the case may be.  The amount of any Post-Closing Adjustment will bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to 4.0%.  Such interest will be calculated daily on the basis of a 365-day year and the actual number of days elapsed.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PM PARTIES

Except as set forth in the Disclosure Schedules, the PM Parties, severally, but not jointly, represent and warrant to AINC as set forth below in this Article III.  For the avoidance of doubt, no representations or warranties are being made by MJB Investments or Sharkey.

Section 3.01  Organization and Authority of the PM Parties and MJB Investments.  Each of the PM Parties, Sharkey, and MJB Investments has the power and capacity to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to carry out its obligations under this Agreement and the other Transaction Documents to which it is party and to consummate the Transactions.  The General Partner has given all required consent for the PM Parties to consummate the Transactions.  By executing and delivering this Agreement the PM

Parties, Sharkey, and MJB Investments consent in writing to the execution, delivery, and performance of this Agreement and the other Transaction Documents to which it is a party.  The execution and delivery by the PM Parties, Sharkey, and MJB Investments of this Agreement and the other Transaction Documents to which it is a party, the performance by the PM Parties, Sharkey, and MJB Investments of their obligations under this Agreement and the other Transaction Documents to which it is a party and the consummation by the PM Parties, Sharkey, and MJB Investments of the Transactions do not require the permission, consent or waiver of any other Person, except as set forth on Schedule 3.05.  This Agreement has been duly executed and delivered by the PM Parties, Sharkey, and MJB Investments, and (assuming due authorization, execution and delivery by the other Parties) this Agreement constitutes a legal, valid and binding obligation of the PM Parties, Sharkey, and MJB Investments enforceable against the PM Parties, Sharkey, and MJB Investments in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).  When the other Transaction Documents to which the PM Parties, Sharkey, and MJB Investments are or will be a party have been duly executed and delivered by the PM Parties, Sharkey, and MJB Investments (assuming due authorization, execution and delivery by each other party thereto), such Transaction Documents will constitute a legal and binding obligation of the PM Parties, Sharkey, and MJB Investments enforceable against them in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).  The General Partner has full limited liability company power and authority to enter into this Agreement and the other Transaction Documents to which the General Partner is a party, to carry out its obligations under this Agreement and the other Transaction Documents and to consummate the Transactions.  The execution and delivery by the General Partner of this Agreement and any other Transaction Documents to which the General Partner is a party, the performance by the General Partner of its obligations under this Agreement and the other Transaction Documents and the consummation of the Transactions by the General Partner have been duly authorized by all requisite limited liability company action on the part of the General Partner.

Section 3.02  Organization, Authority and Qualification of PM LLC.  Schedule 3.02 sets forth, for PM LLC, its legal name, its type of legal entity, its jurisdiction of organization, and each jurisdiction in which it is qualified to do business as a foreign entity.  PM LLC is duly organized, validly existing and in good standing under the Laws of Maryland and has full power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted.  Schedule 3.02 sets forth each jurisdiction in which PM LLC is licensed or qualified to do business, and PM LLC is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material effect on PM LLC.  All actions taken by PM LLC in connection with this Agreement and the other Transaction Documents will be duly authorized on or prior to the Closing.  The PM Parties have delivered to AINC copies of the Organizational Documents of PM LLC.  PM LLC is not in default under or in violation of any of its Organizational Documents.

Section 3.03  Capitalization.

(a)                                 The PM LLC Transferred Securities constitute 100% of the total record, beneficial, voting and economic equity securities of PM LLC.  Prior to the consummation of the PM Formation Transaction, Remington is the sole record and beneficial owner of and has good and valid title to 100% of the PM LLC Transferred Securities, free and clear of all Encumbrances. The PM LLC Transferred Securities have been duly authorized and are validly issued.  Upon consummation of the transfer of the PM LLC Transferred Securities to New Holdco pursuant to the PM Contribution Agreement, New Holdco will own all of the PM LLC Transferred Securities, free and clear of all Encumbrances other than Encumbrances created by AINC or New Holdco.

(b)                                 The PM LLC Transferred Securities were issued in compliance with applicable Laws.  The PM LLC Transferred Securities were not issued in violation of the Organizational Documents of PM LLC or any other agreement, arrangement, understanding or commitment to which the PM Parties or PM LLC is a party or bound and are not subject to or in violation of any preemptive or similar rights of any Person.

(c)                                  There are no outstanding or authorized options, warrants, convertible securities, rights of first refusal, or other rights, agreements, arrangements, understandings or commitments of any character relating to any PM LLC Transferred Securities or obligating the PM Parties or PM LLC to issue or sell any PM LLC Securities or any other interest in PM LLC.  Other than the Organizational Documents and the Transaction Documents, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the PM LLC Transferred Securities or any other interest in PM LLC.

Section 3.04  Subsidiaries.  PM LLC does not own, or have any interest in any securities or have any ownership interest in any Subsidiary or any other Person.

Section 3.05  No Conflicts; Consents.  The execution, delivery and performance by the PM Parties and PM LLC of this Agreement and the other Transaction Documents to which they are a party, and the consummation of the Transactions and the other Transaction Documents, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of any PM Company; (b) conflict with or result in a violation or breach, in any material respect, of any provision of any Law or Governmental Order applicable to the PM Parties or any of the PM Companies; (c) except as set forth in Schedule 3.05, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract that is part of the Project Management Business or any Permit affecting the properties, assets or business of the Project Management Business; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets used in the Project Management Business, except where the conflict, violation, breach, default, acceleration, termination, modification, cancellation, failure to give notice or Encumbrance would not be material, individually or in the aggregate, to the Project Management Business.  No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the PM Parties or any of the PM Companies, in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the Transactions, except for such filings as may be required under the HSR Act, and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not be material to the Project Management Business.

Section 3.06  Financial Statements.  Except as otherwise set forth in Schedule 3.06, (a) true, correct and complete copies of the Project Management Business’s (i) audited financial statements consisting of balance sheets as of December 31 in each of the years 2016 and 2017 and the related statements of income and retained earnings, members’ or partners’ equity and cash flows for each of the years then ended (collectively, the “Audited Financial Statements”), and (ii) the unaudited financial statements consisting of the balance sheets as at March 31, 2018 and the related statements of income and retained earnings, partners’ equity and cash flows for the three-month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) are (or, in the case of the Interim Financial Statements, will be provided in a supplement to such schedule as soon as practicable following the date of this Agreement and prior to the Closing Date) included as Schedule 3.06; (b) the Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements); and (c) the Financial Statements are based on the books and records of the Project Management Business, and fairly present in all material respects the financial condition of the Project Management Business as of the respective dates they were prepared and the results of the operations of the Project Management Business for the periods indicated.  The balance sheet of the Project Management Business as of December 31, 2017 is referred to in this Agreement as the “Balance Sheet” and such date is the “Balance Sheet Date” and the balance sheet of the Project Management Business as of March 31, 2018 is referred to in this Agreement as the “Interim Balance Sheet” and such date is the “Interim Balance Sheet Date.”

Section 3.07  Undisclosed Liabilities.  PM LLC, to the Knowledge of the PM Parties, (a) has no liabilities, obligations or commitments of any nature whatsoever,

asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise and (b) has no liabilities, obligations or commitments of a type required to be reflected on financial statements or notes thereto prepared in accordance with GAAP (collectively, “Liabilities”), except: (i) those that are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date; (ii) those that have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and that are not, individually or in the aggregate, material in amount; or (iii) as set forth on Schedule 3.07.

Section 3.08  Absence of Certain Changes, Events and Conditions.  Except as set forth on Schedule 3.08 or as expressly contemplated by this Agreement, the PM Formation Agreement, or any other Transaction Document, since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to PM LLC or the Project Management Business, any:

(a)                                 event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a PM Material Adverse Effect;

(b)                                 amendment of the Organizational Documents of PM LLC;

(c)                                  split, combination or reclassification of any outstanding securities of PM LLC;

(d)                                 issuance, sale or other disposition of, or creation of any Encumbrance (other than Permitted Encumbrances or Encumbrances created by New Holdco or AINC) on, any of the PM LLC Securities or any other interest in PM LLC, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any PM LLC Securities or any other interest in PM LLC;

(e)                                  declaration or payment of any distributions or redemption, purchase or acquisition of any of the PM LLC Securities or any other interest in PM LLC;

(f)                                   material change in any method of accounting or accounting practice of the Project Management Business, except as required by GAAP or applicable Law or as disclosed in the notes to the Financial Statements;

(g)                                  material change in the Project Management Business’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h)                                 incurrence, assumption or guarantee of any indebtedness for borrowed money, except unsecured current Liabilities incurred in the ordinary course of business consistent with past practice;

(i)                                     transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements, other than sales in the ordinary course of business consistent with past practices;

(j)                                    transfer, assignment, termination or grant of any license or sublicense of any material rights under or with respect to any PM Intellectual Property or PM IP Agreements;

(k)                                 loss, termination or abandonment of any PM IP Registration whether intentional or unintentional;

(l)                                     material damage, destruction or loss (whether or not covered by insurance) to any property used in the Project Management Business;

(m)                             any capital investment in, or any loan to, any other Person;

(n)                                 any acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Management Contract to which PM LLC is a party or by which it is bound);

(o)                                 any capital expenditures for and on behalf of PM LLC and in excess of $50,000;

(p)                                 imposition of any Encumbrance other than Permitted Encumbrances upon any of the properties or assets, tangible or intangible, used in the Project Management Business;

(q)                                 (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current officers, (ii) change in the terms of employment for any current officer or any termination of any current officer for which the aggregate costs and expenses exceed $200,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current officer;

(r)                                    hiring or promoting any person as or to (as the case may be) an officer position, except to fill a vacancy in the ordinary course of business at compensation consistent with past practice;

(s)                                   adoption, modification, amendment or termination of any: (i) employment, severance, retention or other agreement with any current or former officer, (ii) Benefit Plan, or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral, the effect of which would have a material effect on the Project Management Business;

(t)                                    any advances, loans to (or forgiveness of any loan to), or entry into any other transaction with, any of its current or former managers, officers and employees or any PM Party Related Party;

(u)                                 entry into a new line of business or abandonment or discontinuance of existing lines of business;

(v)                                 adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(w)                               purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $500,000, individually (in the case of a lease, per annum) or $500,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(x)                                 acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets, stock or other equity of, or by any other manner, any business or any Person or any division thereof for consideration in excess of $500,000;

(y)                                 action by PM LLC or any of its owners or Subsidiaries to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, assume any Tax liability of Remington or any other Person (other than as expressly contemplated under any of the Transaction Documents or any contracts that are PM Assets), omit to take any action or enter into any other transaction that (in each case) would have the effect of increasing the Tax liability or reducing any Tax asset of PM LLC in respect of any Post-Closing Tax Period, except to the extent that any of the foregoing were done with the prior written consent of AINC; or

(z)                                  any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.09  Management Contracts.

(a)                                 Schedule 3.09(a) lists each Contract pursuant to which Remington L&H provides, and after the Closing PM LLC will provide, project management services (the “Management Contracts”).  Each of the Management Contracts is valid and in full force and effect and (assuming due authorization, execution and delivery by the counterparties thereto) constitutes a legal, valid and binding obligation of Remington L&H and is enforceable against Remington L&H in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).  Remington L&H is not in breach of or default under any of the Management Contracts in any material respect, nor has Remington L&H received any notice of any such breach or default and, to the PM Parties’ Knowledge, no condition or event or fact exists which, with notice, lapse of time, or both, would constitute a breach of or default under any Management Contract in any material respect on the part of any of Remington L&H or result in a termination thereof or permit other changes of any material right or obligation or loss of any material benefit thereunder.

(b)           There are no outstanding loans, lines of credit, guarantees or cash advances of Remington L&H to any counterparty to any Management Contract or any management fees due and payable to Remington L&H pursuant to any Management Contract with respect to the Project Management Business that have not been fully paid and satisfied.

(c)           All material expenses allocated to the counterparties to the Management Contracts or loans or advances of funds to such counterparties by Remington L&H with respect to the Project Management Business are authorized by and in compliance with the Management Contracts and applicable Laws.

(d)           Remington L&H does not have any liability or obligation of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise with respect to the Project Management Business under any Management Contract to any Person other than the Person for which it is acting as agent under such Management Contract.  Remington L&H is not in breach of or has defaulted under any Management Contract in any material respect with respect to its obligations to its principal under any such Management Contract.

Section 3.10  Material Contracts.

(a)           Schedule 3.10(a) lists each of the following Contracts that is part of the Project Management Business (other than Management Contracts) to which Remington L&H (or, to the extent specified, Remington Hotels) is a party as principal and not as agent or otherwise bound (such Contracts being “Material Contracts”):

(i)            each Contract involving aggregate consideration from Remington L&H with respect to the Project Management Business in excess of $250,000 and that, in each case, cannot be cancelled by Remington L&H without penalty or without more than 90 days’ notice;

(ii)           each Contract under which Remington L&H received revenue of more than $250,000 for the year ended December 31, 2017 with respect to the Project Management Business or under which Remington L&H expects to receive revenue of more than $250,000 with respect to the Project Management Business in any future fiscal year;

(iii)          all Contracts that require Remington L&H to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iv)          all Contracts that provide for the indemnification by Remington L&H of any Person or the assumption by Remington L&H of any Tax, environmental or other Liability of any Person;

(v)           all Contracts that relate to the acquisition or disposition of any business, a material amount of equity or assets of any other Person or any real property (whether by merger, sale of stock or other equity interests, sale of assets or otherwise);

(vi)          all broker, distributor, dealer, representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts under which Remington L&H expects to pay at least $250,000 per year with respect to the Project Management Business;

(vii)         all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which Remington Hotels or Remington L&H is a party which are not cancellable without material penalty or without more than 90 days’ notice;

(viii)        except for Contracts relating to trade payables in the ordinary course of business, all Contracts relating to indebtedness (including guarantees) of Remington L&H;

(ix)          all Contracts with any Governmental Authority, other than specifically negotiated Contracts related to lodging or food for government employees (“Government Contracts”);

(x)           all Contracts that limit or purport to limit the ability of PM LLC to compete in any line of business or with any Person or in any geographic area or during any period of time;

(xi)          any Contracts that provide for any joint venture, partnership or similar arrangement by Remington L&H;

(xii)         all Contracts with or for the benefit of a PM Party Related Party;

(xiii)        all collective bargaining agreements or Contracts with any Union to which Remington L&H or Remington Hotels is a party, and which relate to the Project Management Business; and

(xiv)        any other Contract that is material to PM LLC and not otherwise disclosed pursuant to this Section 3.10.

(b)           Each Material Contract is valid and binding on Remington L&H or Remington Hotels, as applicable, and, to the Knowledge of the PM Parties, the other parties thereto, in accordance with its terms and is in full force and effect.  Neither Remington L&H nor Remington Hotels, nor, to the PM Parties’ Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any written notice of any intention to terminate, any Material Contract.  To the PM Parties’ Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.  The consummation of the Transactions will not give rise to any termination, cancellation or acceleration right, discount, charge or penalty or any other rights or obligations arising thereunder from a change of control or similar event of any PM Company.  Complete and correct copies of each Material Contract (including all written modifications, amendments and supplements thereto and waivers thereunder and, in the case of oral Contracts, summaries of all material terms thereof) have been made available to AINC.

Section 3.11  Title to Assets; No Real Property.

(a)           As of the Closing, PM LLC will have good and valid title to all personal property reflected in the Interim Balance Sheet, other than property sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date.  All such personal property is free and clear of Encumbrances, except for the following (collectively referred to as “Permitted Encumbrances”):

(i)            those items set forth in Schedule 3.11(a);

(ii)           liens for Taxes not yet due and payable or liens for Taxes being contested in good faith by appropriate procedures for which appropriate reserves are reflected on the Interim Financial Statements in accordance with GAAP;

(iii)          mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Project Management Business; or

(iv)          liens arising under original purchase price conditional sales contracts and equipment leases with third Parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the Project Management Business.

(b)           Except as set forth in Schedule 3.11(b), neither the PM Companies nor PM LLC own, lease, sublease or otherwise have any ownership, lease or sublease interests in any real property.

Section 3.12  Condition and Sufficiency of Assets.  The PM Assets, together with the services to be provided under the Cost Sharing Agreement, constitute all of the rights, property and assets necessary to conduct the Project Management Business in all material respects as currently conducted.

Section 3.13  Intellectual Property.

(a)           Schedule 3.13 lists all (i) PM IP Registrations and (ii) PM Intellectual Property, including software, that are not registered but that are material to the Project Management Business, other than shrink-wrap, click-wrap or similar commercially available off-the-shelf software licenses.  All required filings and fees related to the PM IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all PM IP Registrations are otherwise in good standing.

(b)           The PM Parties have made available to AINC true and complete copies of all material PM IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder.  Each such material PM IP Agreement is valid and binding on the respective PM Company in accordance with its terms and is in full force and effect.  None of the PM Companies or any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of breach or default of or any intention to terminate, any such material PM IP Agreement.

(c)           The PM Companies are the owner of (in the case of owned PM Intellectual Property) and have the valid right to use all other PM Intellectual Property used in the conduct of the Project Management Business, in each case, free and clear of Encumbrances other than Permitted Encumbrances.  The PM Companies are the record owner and have the valid right to use the PM IP Registrations.

(d)           There are no Actions (including any oppositions, interferences or re-examinations) settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by the PM Companies in connection with the Project Management Business; or (ii) challenging the validity, enforceability, registrability or ownership of any PM Intellectual Property or the PM Companies’ rights with respect to any PM Intellectual Property.  The PM Companies are not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any PM Intellectual Property.  Except as would not have a PM Material Adverse Effect, to the Knowledge of the PM Parties: (i) the PM Intellectual Property as currently licensed or used by the PM Companies, and the PM Companies’ conduct of the Project Management Business as currently conducted, do not infringe, misappropriate or otherwise violate the Intellectual Property of any Person; and (ii) no Person is infringing, misappropriating or otherwise violating any PM Intellectual Property.  This Section 3.13(d) constitutes the sole representation and warranty of the PM Parties and the PM Companies under this Agreement with respect to any actual or alleged infringement, misappropriation or other violation by the PM Companies or the Project Management Business of the Intellectual Property of any other Person.

(e)           The consummation of the Transactions will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the PM Companies’ right to own, transfer, assign, license, use or hold for use any PM Intellectual Property as owned, used or held for use in the conduct of the Project Management Business as currently conducted.

(f)            Except as would not have a PM Material Adverse Effect, the PM Companies’ rights in the PM Intellectual Property (other than click wrap, shrink wrap licenses or other similar licenses for commercial off-the-shelf software) are valid, subsisting and enforceable.  The PM Companies have taken all reasonable steps to maintain the PM Intellectual Property (other than click wrap, shrink wrap licenses or other similar licenses for commercial off-the-shelf software), except as would not have a PM Material Adverse Effect.

Section 3.14  Accounts Receivable.  The accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the date thereof and included in the Closing Working Capital Statement: (a) have arisen from bona fide transactions entered into by the Project Management Business involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of the Project Management Business not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to a reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Project Management Business, are collectible in full within 120 days after billing.  The reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Project Management Business have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 3.15  Insurance.  Schedule 3.15 sets forth a true, correct and complete list of all material policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by any of the PM Companies in connection with the Project Management Business (collectively, the “Insurance Policies”).  True, correct and complete copies of the Insurance Policies have been made available to AINC.  The Insurance Policies are in full force and effect and will remain in full force and effect following the consummation of the Transactions without any increase in premium, charges, fees or penalties resulting from the Transactions.  None of the PM Companies or any of their Affiliates (including the PM Parties) has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any Insurance Policies.  All premiums due on the Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy.  The Insurance Policies do not provide for any material retrospective premium adjustment or other experience-based liability on the part of the PM Companies.  All Insurance Policies: (a) are valid and binding in accordance with their terms; and (b) have not been subject to any lapse in coverage.  Except as set forth on

Schedule 3.15, there are no claims related to the Project Management Business pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.  None of the PM Companies is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any Insurance Policy.

Section 3.16  Legal Proceedings; Governmental Orders.

(a)           Except as set forth on Schedule 3.16(a), there are no Actions pending or, to the PM Parties’ Knowledge, threatened: (i) against or by the PM Companies, in each case on or for their own accounts, affecting any of their properties or assets used in the Project Management Business in any material respect (or by or against any PM Party Related Party, in each case on or for its own account, and relating to the Project Management Business); or (ii) against or by the PM Companies or any PM Party Related Party, in each case on or for its own account, that challenges or seeks to prevent, enjoin or otherwise delay the Transactions, which if determined adversely to the PM Company would be material to PM LLC or would adversely affect the ability of the PM Parties to consummate the Transactions.

(b)           Except as set forth on Schedule 3.16(b), there are no material outstanding Governmental Orders and no material unsatisfied judgments, penalties or awards against or affecting the Project Management Business or any of the PM Companies’ properties or assets used in the Project Management Business.

(c)           For the avoidance of doubt, this Section 3.16 will not apply to any Actions or Governmental Orders for which any of the PM Companies or any PM Party Related Party is named therein solely as agent for a Person that is not PM LLC or a PM Party Related Party.

Section 3.17  Compliance With Laws; Permits.

(a)           The PM Companies are in compliance, in all material respects, with all Laws applicable to them or their business, properties or assets to the extent related to the Project Management Business.

(b)           Schedule 3.17 lists all material Permits used in the Project Management Business issued to any of the PM Companies, in each case on or for its own account, including the names of the Permits and their respective dates of issuance and expiration.  All material Permits required to conduct the Project Management Business have been obtained and are valid and in full force and effect, and will remain in full force and effect following the consummation of the Transactions without any material increase in charges, fees or penalties resulting from the Transactions.  The Permits used in the Project Management Business comply in all material respects with all requirements, terms and conditions of all Material Contracts that require the PM Companies to obtain or keep in force Permits.  All fees and charges with respect to such Permits have been paid in full or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of such Permit.  To the

Knowledge of the PM Parties, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Schedule 3.17.  For the avoidance of doubt, this Section 3.17 will not apply to any Permits held in the name of, or required to be held in the name of, any Person who is not a PM Company or a PM Party Related Party, even if a PM Company or a PM Party Related Party acts as agent for such Person.

(c)           None of the representations and warranties contained in this Section 3.17 will be deemed to relate to environmental matters (which are governed by Section 3.18), employee benefits matters (which are governed by Section 3.19), employment matters (which are governed by Section 3.20) or Tax matters (which are governed by Section 3.21).

Section 3.18  Environmental Matters.

(a)           To the Knowledge of the PM Parties, the PM Companies are currently, and at all times during the prior two years have been, in compliance in all material respects with all Environmental Laws to the extent applicable to the Project Management Business and, except as set forth on Schedule 3.18(a), none of the PM Parties or any of the PM Companies has, received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, relates to the Project Management Business and either remains pending or unresolved, or is the source of ongoing obligations or requirements.

(b)           To the Knowledge of the PM Parties, there has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the Project Management Business of (excluding the assets and business operated by any PM Company as agent) or PM Assets owned by the PM Companies or, during the periods when any real property was operated by any of the PM Companies as agent for another Person in connection with the Project Management Business, such real property operated by any of the PM Companies.  During the periods when any real property was operated by any of the PM Companies as agent for another Person in connection with the Project Management Business, none of the PM Companies or the Bennetts received an Environmental Notice that any such real property (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material that could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by the PM Companies.

(c)           The PM Parties have provided or otherwise made available to AINC any and all environmental reports, studies, audits, records, sampling data, site assessments and other similar documents, if any, with respect to the PM Assets that are in the possession or control of the PM Companies related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials.

(d)           The representations and warranties in this Section 3.18 are the PM Parties’ sole and exclusive representations and warranties regarding environmental matters.

Section 3.19  Employee Benefit Matters.

(a)           Schedule 3.19(a) contains a true and complete list of each material pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity or other equity, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of § 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by PM LLC following the Closing for the benefit of any current or former employee, officer, manager, retiree, independent contractor or consultant of PM LLC or any spouse or dependent of such individual, or under which PM LLC or any of its ERISA Affiliates has or may have any material Liability, or with respect to which New Holdco would reasonably be expected to have any material Liability, contingent or otherwise (and excluding any such plans to be retained by Remington or any Subsidiary of Remington following the Closing) (each, a “Benefit Plan”).

(b)           With respect to each Benefit Plan, the PM Companies have made available to AINC accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and similar agreements now in effect; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other material written communications (or a description of any material oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under § 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the three most recently filed Form 5500, with schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the three most recently completed plan years; and (viii) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

(c)           Each Benefit Plan and related trust (other than any multiemployer plan within the meaning of § 3(37) of ERISA) (each a “Multiemployer Plan”) has been established, administered and maintained in accordance, in all material respects, with its terms and in compliance, in all material respects, with all applicable Laws (including

ERISA, the Code, the Affordable Care Act and any applicable local Laws).  Each Benefit Plan that is intended to be qualified under § 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under §§ 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to cause the loss of the Qualified Benefit Plan’s tax-qualified status.  Nothing has occurred within the past three years with respect to any Benefit Plan that has subjected or could reasonably be expected to subject PM LLC or, with respect to any period on or after the Closing Date, AINC or any of its Affiliates, to a material penalty under § 502 of ERISA or to tax or material penalty under § 4975 of the Code.

(d)           None of the Benefit Plans are Multiemployer Plans or are subject to the minimum funding standards of § 302 of ERISA or §§ 412 or 418B of the Code.

(e)           PM LLC has no commitment or obligation and has not made any representations to any employee, officer, manager, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the Transactions or otherwise.

(f)            Other than as required under § 601 et. seq. of ERISA, § 4980B of the Code, or other similar Law, no Benefit Plan provides post-termination or retiree welfare benefits to any Person for any reason, and PM LLC has no Liability to provide post-termination or retiree welfare benefits to any Person.

(g)           There is no pending or, to the PM Parties’ Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three years prior to the date of this Agreement been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority that could reasonably be expected to subject PM LLC or, with respect to any period on or after the Closing Date, AINC or any of its Affiliates, to a material Liability.

(h)           There has been no amendment to, announcement by the PM Companies relating to, or change in employee participation or coverage under, any Benefit Plan that would materially increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any manager, officer, employee, independent contractor or consultant, as applicable.  None of the PM Companies has made any representations to any current or former manager, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement.

(i)            Each Benefit Plan that is subject to § 409A of the Code has been administered in all material respects in compliance with its terms and the operational and documentary requirements of § 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder.  PM LLC does not have any obligation to gross up, indemnify or otherwise reimburse any Person for any excise taxes, interest or penalties incurred pursuant to § 409A of the Code.

(j)            Neither the execution of this Agreement nor the consummation of the Transactions will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former manager, officer, employee, independent contractor or consultant of PM LLC to material severance pay or any other material payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of any material compensation due to any such individual; (iii) limit or restrict the right of any of PM LLC to merge, amend or terminate any Benefit Plan; or (iv) materially increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan.

(k)           No Benefit Plan is maintained, sponsored, contributed to, or required to be contributed to by PM LLC or its ERISA Affiliates for the benefit of current or former employees employed outside of the United States.

Section 3.20  Employment Matters.

(a)           None of the PM Companies is, nor has any PM Company been for the past three years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization that represents or purports to represent any Project Management Business employee of the any of the PM Companies (collectively, “Union”), and there is not, and has not been for the past three years, any Union representing or purporting to represent any Project Management Business employee of any of the PM Companies, and, to the PM Parties’ Knowledge, no Union or group of employees is seeking or has sought within the past three years to organize any Project Management Business employee of the any of the PM Companies for the purpose of collective bargaining.  During the past three years, there has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Project Management Business of any of the PM Companies or any of their Project Management Business employees.  Except as required by Law, the PM Companies have no duty to bargain with any Union in connection with the Project Management Business.

(b)           Each of the PM Companies is and has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices with respect to the Project Management Business, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance.  All individuals characterized and treated by any of the PM Companies as independent contractors or consultants in connection with the Project Management Business are properly treated as independent contractors under all applicable Laws.  All Project Management Business employees of any of the PM Companies classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified in all material respects.  Except as set forth in Schedule 3.20, there are no Actions against any of the PM Companies pending, or to the PM Parties’ Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment by the Project Management Business of any current or former applicant, employee, consultant or independent contractor of any of the PM Companies, including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment related matter arising under applicable Law.

(c)           Each of the PM Companies has complied with the WARN Act in its operation of the Project Management Business, and no PM Company has any plans to undertake any action in the future that would trigger the WARN Act in its operation of the Project Management Business, excluding any direct or indirect actions taken by a Person or to be taken by a Person other than the PM Companies.

Section 3.21  Taxes.  Except as set forth in Schedule 3.21:

(a)           All material Tax Returns required to have been filed (taking into account any applicable extensions of time in which to file) by or on behalf of the PM Companies have been filed to the extent the failure to file such Tax Returns could result in liability for any AINC Party or an Encumbrance on any of the PM Assets.  Such Tax Returns are true, complete and correct in all material respects.  All Taxes due and owing by the PM Companies (whether or not shown on any Tax Return) have been timely paid.

(b)           Each of the PM Companies has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, partner, member or other party, and complied with all information reporting and backup withholding provisions of applicable Law in all material respects to the extent the failure to do so could result in liability for any AINC Party or an Encumbrance on any of the PM Assets.

(c)           No unresolved written claim has been made within the past four years by any taxing authority in any jurisdiction where any of the PM Companies does not file Tax Returns that such PM Company is, or may be, subject to Tax by that jurisdiction with respect to the Project Management Business.

(d)           No extensions or waivers of statutes of limitations have been given to or requested in writing with respect to any Taxes of the PM Companies, except to the extent such extension, waiver or request (as applicable) will not be in effect as of the Closing Date or will not be binding for any Post-Closing Tax Period with respect to PM LLC, the PM Assets or the Project Management Business.

(e)           All deficiencies asserted, or assessments made, against any PM Company as a result of any examinations by any taxing authority have been paid or settled with no remaining amounts owed.

(f)            No PM Company is a party to any Action by any taxing authority that could result in liability for any AINC Party or an Encumbrance on any of the PM Assets.  There are no audits, examinations or requests for information by a taxing authority, or other administrative proceedings, threatened by a taxing authority in writing against any PM Company or pending with respect to any Taxes of any PM Company, that could result in liability for any AINC Party or an Encumbrance on any of the PM Assets.

(g)           There are no Encumbrances for Taxes (other than Permitted Encumbrances) upon the PM Assets or the PM LLC Transferred Securities.

(h)           PM LLC is not a party to, or bound by, any Tax indemnity, Tax-sharing or Tax allocation agreement, other than Excluded Tax Contracts.

(i)            No private letter rulings or similar rulings have been requested by or with respect to the PM Companies, or issued by any taxing authority to or with respect to the PM Companies, that would be binding on any of the AINC Parties for a Post-Closing Tax Period.

(j)            PM LLC has not granted (and no person has granted on behalf of PM LLC) a power of attorney with respect to any Tax matter that will remain in effect with respect to PM LLC after the Closing for a Post-Closing Tax Period.  PM LLC has not entered into (and no person has entered into on behalf of PM LLC) a closing agreement with any Governmental Authority with respect to any Tax matter that will be binding on PM LLC for any Post-Closing Tax Period.

(k)           PM LLC does not have any Liability for Taxes of any other Person under Treasury Regulations § 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by Contract or otherwise, except for Excluded Tax Contracts.  PM LLC has not assumed any liability for Taxes of any PM Company or any PM Party, Sharkey or MJB Investments (other than as expressly contemplated under any of the Transaction Documents or any contracts that are PM Assets), whether or not related to the PM Assets or the Project Management Business.

(l)            PM LLC has been at all times since its formation, and will be immediately prior to the Closing, properly treated and classified as a partnership or disregarded entity for United States federal income Tax purposes, and none of the PM Parties or PM LLC has taken any position that is inconsistent with such treatment.  No election has been filed to treat PM LLC as a corporation for United States federal, state or local Tax purposes.

(m)          PM LLC (or any AINC Party solely as a result of being treated as an owner of PM LLC after the Closing) will not be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of:

(i)            an installment sale, or open transaction disposition, made by a PM Company or PM LLC occurring prior to the Closing;

(ii)           a prepaid amount received by a PM Company or PM LLC before the Closing, other than any prepaid amount to the extent the associated liability is a Current Liability taken into account in the calculation of Closing Working Capital;

(iii)          any closing agreement under § 7121 of the Code, or similar provision of state, local or foreign Law, executed by PM LLC prior to the Closing;

(iv)          any change in accounting method made by a PM Company or PM LLC prior to the Closing, except to the extent such change was made with the prior written consent of AINC; or

(v)           any election under § 108(i) of the Code made by a PM Company or PM LLC prior to the Closing Date.

(n)           Within the past three years, PM LLC has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in § 355 of the Code.

(o)           None of the PM Parties is a “foreign person” as that term is used in Treasury Regulations § 1.1445-2.

(p)           Schedule 3.21(p) sets forth all non-U.S. jurisdictions in which any PM Company is required to file Tax Returns with respect to the Project Management Business.  PM LLC has not entered into a gain recognition agreement pursuant to Treasury Regulations § 1.367(a)-8.  PM LLC has not transferred any intangible the transfer of which would be subject to the rules of § 367(d) of the Code.

(q)           PM LLC has not incurred any Tax liability other than in the ordinary course of business, as contemplated under any of the Transaction Documents, or in connection with any of the Transactions.

(r)            PM LLC has not adopted any method of accounting for Tax purposes that will be binding against PM LLC for a Post-Closing Tax Period, except to the extent such method was adopted with the prior written consent of AINC.

(s)            No PM Asset is (i) required to be treated as being owned by another Person pursuant to the so-called “safe harbor lease” provisions of former § 168(f)(8) of the Code, (ii) subject to § 168(g)(1)(A) of the Code, or (iii) subject to a disqualified leaseback or long-term agreement as defined in § 467 of the Code.

(t)            None of the Bennetts or MJB Investments currently has any plan, agreement, commitment, intention or arrangement, whether written or oral, to dispose of any of their shares of New Holdco Stock.  For purposes of this representation, a “disposition” will include any direct or indirect offer, offer to sell, sale, contract of sale or grant of any option to purchase, gift, transfer, pledge or other disposition, including any disposition of the economic or other risks of ownership through hedging transactions or derivatives and any other transaction that would constitute a “constructive sale” within the meaning of § 1259 of the Code, including, without limitation, a short-sale, forward sale, equity swap or other derivative contract with respect to the New Holdco Stock or substantially identical property, or other transaction having substantially the same effect as the foregoing; provided that a transfer by Monty J. Bennett to MJB Investments shall not be treated as a disposition for this purpose to the extent MJB Investments is disregarded as an entity separate from Monty J. Bennett for U.S. federal income tax purposes.

(u)           None of the PM Parties or any of their Affiliates knows of any fact, or has taken, failed to take, or agreed to take any action (other than as expressly contemplated in the Transaction Documents), that would (i) prevent the exchange of PM LLC Transferred Securities for New Holdco Preferred Stock pursuant to this Agreement and the PM Contribution Agreement, together with the Merger, from qualifying as an exchange under § 351 of the Code, or (ii) cause the Merger to fail to qualify as a reorganization under § 368 of the Code.

(v)           The representations and warranties made in this Section 3.21 refer only to the activities of the PM Companies prior to the Closing.  Notwithstanding anything herein to the contrary, the representations and warranties made in Section 3.17(a), Section 3.19 and this Section 3.21 are the only representations and warranties made by the PM Parties with respect to Taxes and, except for the representations and warranties made in Section 3.21(h) through Section 3.21(o) or Section 3.21(r), are not intended to serve as representations and warranties regarding, or a guarantee of, and cannot be relied upon with respect to, Taxes attributable to (or Tax attributes available for) any Tax period (or a portion thereof) beginning after the Closing or any Tax position taken after the Closing.

Section 3.22  Brokers; Financial Advisors.  Except for the Bennetts’ and  Remington’s engagement of Robert W. Baird & Co. Incorporated, no broker, finder, financial advisor or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions or any other Transaction Document based upon arrangements made by or on behalf of the Bennetts or Remington.  Except as otherwise provided in this Agreement, Remington and/or the Bennetts will be solely responsible for all fees and amounts owing to Robert W. Baird & Co. Incorporated.

Section 3.23  Related Party Transactions.

(a)           Schedule 3.23 sets forth a description of all services, goods, properties or assets with respect to the Project Management Business: (i) provided to Remington by any PM Company or either or both of the Bennetts; or (ii) provided to any PM Company or either or both of the Bennetts by Remington, as well as transactions related to the Project Management Business between any of the PM Companies, on one hand, and Remington or either or both of the Bennetts, on the other hand, since December 31, 2015; provided, however, that the employee benefits disclosed in Schedule 3.19 are not required to be disclosed on Schedule 3.23.

(b)           No PM Party Related Party or either or both of the Bennetts has any direct or indirect claim or rights of any nature related to the Project Management Business against any of the PM Companies, except for claims (i) for accrued and unpaid salaries, commissions, distributions or expense reimbursements arising in the ordinary course of business or (ii) arising pursuant to this Agreement and the other Transaction Documents.  The PM Companies have no obligations, contracts, agreements, arrangements, understandings, debts or liabilities, known or unknown, absolute or contingent, accrued or unaccrued, to any PM Party Related Party that is related to the Project Management Business.

Section 3.24  Accredited Investor Status.

(a)           MJB Investments and Archie Bennett, Jr. are acquiring the New Holdco Preferred Stock for their own account and with no intention of distributing or reselling the New Holdco Preferred Stock or any part thereof in any transaction that would be in violation of state or federal securities laws.  The New Holdco Preferred Stock may only be offered or sold in compliance with the Securities Act of 1933, and applicable state securities Laws, as then applicable and in effect.

(b)           MJB Investments and Archie Bennett, Jr. have been furnished with or had access to such documents, materials and information (including the opportunity to ask questions of, and receive answers from, AINC and New Holdco concerning the terms and conditions of the Transactions and the investment of MJB Investments and Archie Bennett, Jr. in the New Holdco Preferred Stock) that MJB Investments and Archie Bennett, Jr. consider necessary or appropriate for evaluating an investment in the New Holdco Preferred Stock.  Except for the representations and warranties contained in this Agreement, MJB Investments and Archie Bennett, Jr. have not relied upon any representations or other information (whether oral or written) from AINC, New Holdco, AINC Board, the Special Committee or any of their respective stockholders, directors, officers, Representatives or Affiliates, or from any other Person, and each of MJB Investments and Archie Bennett, Jr. acknowledges that neither AINC nor New Holdco has given any assurances with respect to the tax consequences of the acquisition, ownership or disposition of the New Holdco Preferred Stock as contemplated by this Agreement, nor has any Governmental Authority made any finding or determination as to this investment.

(c)           Each of MJB Investments and Archie Bennett, Jr. is an “accredited investor” within the meaning of Regulation D under the Securities Act of 1933.

Section 3.25         No Other Representations and Warranties. Except for the representations and warranties contained in this Article III (including the related portions of the Disclosure Schedules), none of the PM Parties nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Remington, PM LLC, the PM Parties, the PM Companies or the Project Management Business, including any representation or warranty as to the accuracy or completeness of any information regarding Remington, PM LLC, the PM Companies, the Project Management Business and/or the Bennetts furnished or made available to AINC and its Representatives in any form in expectation of the transactions contemplated hereby or as to the future revenue, profitability or success of PM LLC or the Project Management Business, or any representation or warranty arising from statute or otherwise in law.

Section 3.26         Full Disclosure.  None of the information supplied or to be supplied by the Bennetts, Remington, the PM Parties, PM LLC or any of their Representatives for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is first mailed to AINC’s stockholders or at the time of the Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF AINC

Except as set forth in the Disclosure Schedules or as disclosed in AINC SEC Documents, AINC represents and warrants to the PM Parties as follows in this Article IV. For the avoidance of doubt, no representations or warranties are being made by any member of the Special Committee.

Section 4.01  Organization and Authority and Qualification of AINC.  AINC is a corporation duly organized, validly existing and in good standing under the Laws of the state of Maryland and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry out its business as it is currently conducted.  AINC has full corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which AINC is a party, to carry out its obligations under this Agreement and the other Transaction Documents and to consummate the Transactions.  AINC is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where failure to be so licensed, qualified or in good standing would not have an AINC Material Adverse Effect.  The execution and delivery by AINC of this Agreement and any other Transaction Document to which AINC is a party, the performance by AINC of its obligations under this Agreement and the other Transaction Documents and the consummation by AINC of the Transactions have been duly authorized by all requisite corporate action on the part of AINC.  This Agreement has been duly executed and delivered by AINC, and

(assuming due authorization, execution and delivery by the other Parties) this Agreement constitutes a legal, valid and binding obligation of AINC enforceable against AINC in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).  When the other Transaction Documents to which AINC is or will be a party have been duly executed and delivered by AINC (assuming due authorization, execution and delivery by each of the other parties thereto), such Transaction Document will constitute a legal and binding obligation of AINC enforceable against it in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.02         Organizational Documents.  AINC has delivered or made available to the PM Parties true and correct copies of the Organizational Documents of AINC and each of its Subsidiaries.  Neither AINC nor any of its Subsidiaries is in violation of any of the provisions of its Organizational Documents.

Section 4.03         Subsidiaries.  Schedule 4.03 lists each of the Subsidiaries of AINC as of the date hereof and its place of organization.  Schedule 4.03 sets forth, for each Subsidiary that is not, directly or indirectly, wholly owned by AINC, (x) the number and type of any capital stock of, or other equity or voting interests in, such Subsidiary that is outstanding as of the date hereof and (y) the number and type of shares of capital stock of, or other equity or voting interests in, such Subsidiary that, as of the date hereof, are owned, directly or indirectly, by AINC.  All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of AINC that is owned directly or indirectly by AINC have been validly issued, were issued free of pre-emptive rights, except as set forth on Schedule 4.03, and are fully paid and non-assessable, and are free and clear of all Encumbrances, including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interests, except for any Encumbrances (x) imposed by applicable securities Laws or (y) arising pursuant to the Organizational Documents of any non-wholly owned Subsidiary of AINC.  Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, AINC does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.

Section 4.04         Capitalization of AINC.  The authorized capital stock of AINC consists of: 200,000,000 authorized shares, consisting of (i) 100,000,000 authorized shares of common stock, par value $0.01 per share, (ii) 50,000,000 authorized shares of blank check common stock, par value $0.01 per share, and (iii) 50,000,000 authorized shares of preferred stock, 2,000,000 of which has been designated as Series A Preferred Stock.  As of the date of this Agreement, 2,103,353 shares of common stock were issued and outstanding and no shares of preferred stock were issued or outstanding.  All of the outstanding shares of capital stock of AINC are, and all shares of capital stock of AINC which may be issued as contemplated or permitted by this

Agreement will be, when issued, duly authorized and validly issued, fully paid and non-assessable and not subject to any pre-emptive or similar rights (and not issued in violation of any preemptive or similar rights).  As of the date of this Agreement, except as set forth in this Section 4.04, (i) there are no other equity securities of AINC or any of its Subsidiaries issued or authorized and reserved for issuance, (ii) there are no outstanding options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating AINC or any of its Subsidiaries to issue, transfer or sell any equity interest AINC or such Subsidiary or any securities convertible into or exchangeable for such equity interests, or any commitment to authorize, issue or sell any such equity securities, except pursuant to the Transaction Documents, and (iii) there are no contractual obligations of AINC or any of its Subsidiaries to repurchase, redeem or otherwise acquire any equity interest in AINC or any of its Subsidiaries or any such securities or agreements listed in clause (ii) of this sentence, except pursuant to the Transaction Documents or as set forth on Schedule 4.04.  Neither AINC nor any of its Subsidiaries has outstanding bonds, debentures, notes or other Indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with AINC’s stockholders on any matter.  There are no voting trusts or other agreements or understandings to which AINC or any of its Subsidiaries is a party with respect to the voting or registration of capital stock or other equity interest of AINC or any of its Subsidiaries, except pursuant to the Transaction Documents.  No Subsidiary of AINC owns any capital stock of AINC.

Section 4.05         AINC SEC Documents; Proxy Statement.

(a)           Since January 1, 2017, AINC has filed with the SEC, on a timely basis, all registration statements, prospectuses, schedules, statements, forms, documents, reports and other documents (including exhibits and all other information incorporated by reference) required to be filed with the SEC or furnished to the SEC by AINC under the Exchange Act (all such registration statements, prospectuses, schedules, statements, forms, documents, reports and other documents, together with any exhibits and other information incorporated by reference so filed or furnished during such period, as the same may have been amended since their filing, collectively, the “AINC SEC Documents”).  As of their respective dates, or if amended, as of the date of the last such amendment, each of AINC SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC thereunder applicable to such AINC SEC Documents.  At the time filed with the SEC (or if amended prior to the date of this Agreement, as of the date of such amendment), subject to Schedule 4.05(a), none of AINC SEC Documents (as amended, if applicable, but excluding any exhibits thereto) contained any untrue statement of a material fact or omitted a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of AINC’s Subsidiaries is required to file or furnish any forms, reports or other documents with the SEC.

(b)           Each of the financial statements included in AINC SEC Documents (including the related notes and schedules) complied as to form, as of their respective dates, or if amended, as of the date of the last such amendment, in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except in the case of the unaudited statements, as permitted by Form 10-Q under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of AINC and its consolidated Subsidiaries as of the dates thereof and the results of its operations and its cash flows for the periods then ended (subject to Schedule 4.05(b) and subject to, in the case of unaudited statements, normal year-end audit adjustments and to any other adjustments described therein).

(c)           The proxy statement (together with any amendments or supplements thereto, the “Proxy Statement”) relating to the Stockholder Meeting will not, at the time the Proxy Statement is first mailed to AINC’s stockholders or at the time of the Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by AINC with respect to information supplied by the PM Parties or any of their Representatives for inclusion in the Proxy Statement.  The Proxy Statement when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act.

(d)           AINC and each of its Subsidiaries has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of AINC and its Subsidiaries are being made only in accordance with authorizations of management and AINC Board, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of AINC’s and its Subsidiaries’ assets that could have a material effect on AINC’s financial statements.

(e)           AINC’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and non-financial) required to be disclosed by AINC in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to AINC’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of AINC required under the Exchange Act with respect to such reports.  AINC has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to AINC’s auditors and the audit committee of AINC Board and on

Schedule 4.05(e) (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect AINC’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in AINC’s internal controls over financial reporting.  For purposes of this Agreement, the terms “significant deficiency” and “material weakness” will have the meaning assigned to them in Public Company Accounting Oversight Board Auditing Standard 2, as in effect on the date of this Agreement.

(f)            The audited balance sheet of AINC dated as of December 31, 2017 contained in AINC SEC Documents filed prior to the date hereof is hereinafter referred to as the “AINC Balance Sheet.” Neither AINC nor any of its Subsidiaries has any Liabilities other than Liabilities that (i) are reflected or recorded on AINC Balance Sheet (including in the notes thereto), (ii) were incurred since the date of AINC Balance Sheet in the ordinary course of business, (iii) are incurred in connection with the transactions contemplated by this Agreement, or (iv) would not reasonably be expected to have, individually or in the aggregate, an AINC Material Adverse Effect.

(g)           Neither AINC nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among AINC and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, AINC or any of its Subsidiaries in AINC’s or such Subsidiary’s published financial statements or other AINC SEC Documents.

Section 4.06 Absence of Certain Changes or Events.  Since the date of AINC Balance Sheet, except in connection with the execution and delivery of this Agreement and the consummation of the Transactions, the business of AINC and each of its Subsidiaries has been conducted in the ordinary course of business and there has not been or occurred any AINC Material Adverse Effect or any event, condition, change or effect that could reasonably be expected to have, individually or in the aggregate, an AINC Material Adverse Effect.

Section 4.07 No Conflicts; Consents.  Subject to Schedule 4.07, the execution, delivery and performance by each of AINC, New Holdco, and Merger Sub of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the Transactions, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of AINC, New Holdco or Merger Sub, or any of AINC’s other Subsidiaries; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to AINC, New Holdco, Merger Sub, or any of AINC’s other Subsidiaries or any other respective properties or assets; (c) require the consent, notice or other action by any Person under any Contract to which AINC or any of its Subsidiaries is a party as of the date hereof; (d) result in the creation of an Encumbrance (other than Permitted Encumbrance) on any of the properties or assets of AINC or any of its Subsidiaries.  No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to AINC, New Holdco, Merger Sub, or any of AINC’s other Subsidiaries in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the Transactions, except for such filings as may be required under the HSR Act and filings expressly described in this Agreement and the other Transaction Documents; or (e) result in any of the Bennetts, MJB Investments or Sharkey or any of their respective controlled Affiliates becoming an “acquiring person” under that certain Amended and Restated Rights Agreement, dated effective as of the date of this Agreement, between the Company and Computershare Trust Company, N.A., as Rights Agent, or any similar rights plan or agreement that may be adopted by New Holdco following the date of this Agreement.

Section 4.08         Taxes.

(a)           All material Tax Returns required to have been filed (taking into account any applicable extensions of time in which to file) by any AINC Party (including, for purposes of this Section 4.08, any consolidated, combined, unitary, affiliated or similar group that includes an AINC Party) have been filed.  Such Tax Returns are true, complete and correct in all material respects.  All Taxes shown on any such Tax Return as, and all other material Taxes, due and owing by any AINC Party have been timely paid.

(b)           Each AINC Party has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, partner, member or other party, and complied with all information reporting and backup withholding provisions of applicable Law in all material respects.

(c)           There are no Encumbrances for Taxes (other than for current Taxes not yet due and delinquent or Taxes being contested in good faith by appropriate proceedings) upon the assets of any AINC Party.

(d)           Neither AINC nor any AINC Subsidiary has been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes (other than a group of which AINC, New Holdco or any other AINC Party was the parent).  Neither AINC nor any AINC Subsidiary has any liability for Taxes of any Person (other than AINC or any AINC Subsidiary) under Treasury Regulations § 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor or by Contract or otherwise, except for Excluded Tax Contracts.

(e)           None of the AINC Parties is a party to any Action by any taxing authority that would reasonably be expected to have a material adverse effect on AINC.  There are no audits or examinations by a taxing authority, or other administrative proceedings, threatened by a taxing authority in writing against any of AINC Parties or pending with respect to any Taxes of any of AINC Parties that would reasonably be expected to have a material adverse effect on AINC.

(f)            The representations and warranties made in Section 4.08 refer only to the activities of AINC Parties prior to the Closing.  Except for the representations and warranties made in Section 4.08(d), the representations and warranties made in Section 4.08 are not intended to serve as representations and warranties regarding, or a guarantee of, and cannot be relied upon with respect to, Taxes attributable to (or Tax attributes available for) any Tax period (or a portion thereof) beginning after the Closing Date or any Tax position taken after the Closing.

(g)           None of the AINC Parties (other than New Holdco or Merger Sub) knows of any fact, or has taken, failed to take, or agreed to take any action (other than as expressly contemplated in the Transaction Documents), that would (i) prevent the exchange of PM LLC Transferred Securities for New Holdco Preferred Stock pursuant to this Agreement and the PM Contribution Agreement, together with the Merger, from qualifying as an exchange under § 351 of the Code, or (ii) cause the Merger to fail to qualify as a reorganization under §  368 of the Code.

Section 4.09         Legal Proceedings; Governmental Orders.

(a)           There are no Actions pending or, to AINC’s Knowledge, threatened against or by AINC or its Subsidiaries affecting any of its properties or assets, which if determined adversely to AINC or its Subsidiaries would result in an AINC Material Adverse Effect or challenge the Transaction.

(b)           There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting AINC, the Subsidiaries or any  of their properties or assets, which would have an AINC Material Adverse Effect.

Section 4.10         Compliance with Laws; Permits.

(a)                       AINC and its Subsidiaries are each in compliance, in all material respects with all Laws applicable to it or its business, properties or assets, except where failure to be in compliance would not have an AINC Material Adverse Effect.

(b)           All material Permits required for AINC and each of its Subsidiaries to conduct its business have been obtained and are valid and in full force and effect, except where the failure to obtain such Permits would not have a PM Material Adverse Effect.

Section 4.11         Brokers; Financial Advisors.  Except for the Special Committee’s engagement of Janney, no broker, finder, financial advisor or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions or any other Transaction Document based upon arrangements made by or on behalf of AINC, AINC Board or the Special Committee. AINC will be responsible for, and will pay when due, all fees and amounts owing to Janney.

Section 4.12         Fairness Opinion.  The Special Committee has received the opinion of Janney to the effect that, subject to the assumptions, qualifications and limitations relating to such opinion, as of the date of this Agreement, the Aggregate Consideration is fair, from a financial point of view, to New Holdco (the “Fairness Opinion”), and, as of the date of this Agreement, such Fairness Opinion has not been withdrawn, revoked or modified.  A true, complete and correct copy of such Fairness Opinion will be delivered to the Bennetts promptly after the date of this Agreement for informational purposes only.

Section 4.13 No Other Representations and Warranties. Except for the representations and warranties contained in this Article IV (including the related portions of the Disclosure Schedules), AINC has not made and does not make any other express or implied representation or warranty, either written or oral, on behalf of AINC, including any representation or warranty as to the accuracy or completeness of any information regarding AINC furnished or made available to the Bennetts and their Representatives in any form in expectation of the transactions contemplated hereby or as to the future revenue, profitability or success of AINC, or any representation or warranty arising from statute or otherwise in law.

Section 4.14         Full Disclosure.  None of the information supplied or to be supplied by AINC or any of its Representatives for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is first mailed to AINC’s stockholders or at the time of the Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF NEW HOLDCO

Except as set forth in the Disclosure Schedules, New Holdco represents and warrants to AINC and the PM Parties as follows:

Section 5.01 Organization and Authority of New Holdco and Merger Sub.  New Holdco is a corporation duly organized, validly existing and in good standing under the Laws of the state of Maryland and has full corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to carry out its obligations under this Agreement and the other Transaction Documents and to consummate the Transactions.  Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the state of Maryland and has full corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to carry out its obligations under this Agreement and the other Transaction Documents and to consummate the Transactions.  The execution and delivery by each of New Holdco and Merger Sub of this Agreement and any other Transaction Document to which they are a party, the performance by each of them of their obligations under this Agreement and the other Transaction Documents and the consummation by each of them of the Transactions have been duly authorized by all requisite action on the part of New Holdco and Merger Sub.  This Agreement has been duly executed and delivered by each of New Holdco and Merger Sub, and (assuming due authorization, execution and delivery by the other Parties) this Agreement constitutes a legal, valid and binding obligation of each of New Holdco and Merger Sub enforceable against each of them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).  When the other Transaction Documents to which New Holdco or Merger Sub is or will be a party have been duly executed and delivered by such Party (assuming due authorization, execution and delivery by each other parties thereto), such Transaction Document will constitute a legal and binding obligation of such Party enforceable against it in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 5.02 Capitalization of New Holdco. The authorized capital stock of New Holdco consists of: 200,000,000 authorized shares, consisting of (i) 100,000,000 authorized shares of common stock, par value $0.01 per share, (ii) 50,000,000 authorized shares of blank check common stock, par value $0.01 per share, and (iii) 50,000,000 authorized shares of preferred stock, 2,000,000 of which has been designated as Series A Preferred Stock.  As of the date of this Agreement, 1,000 shares of common stock were issued and outstanding and no shares of preferred stock were issued or outstanding. All of the outstanding shares of capital stock of New Holdco are, and all shares of capital stock of New Holdco which may be issued as contemplated or permitted by this Agreement (including, without limitation, the New Holdco Preferred Stock and the New Holdco Common Stock to be issued pursuant to the Merger) will be, when issued, duly authorized and validly issued, fully paid and non-assessable and not subject to any pre-emptive or similar rights (and were not issued in violation of any preemptive or similar rights). As of the date of this Agreement, except as set forth in this Section 5.02 or as contemplated by the other Transaction Documents, (i) there are no other equity securities of New Holdco or any of its Subsidiaries issued or authorized and reserved for issuance, (ii) there are no outstanding options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating New Holdco or any of its Subsidiaries to issue, transfer or sell any equity interest of New Holdco or such Subsidiary or any securities convertible into or exchangeable for such equity interests, or any commitment to authorize, issue or sell any such equity securities, except pursuant to this Agreement, and (iii) there are no contractual obligations of New Holdco or any of its Subsidiaries to repurchase, redeem or otherwise acquire any equity interest in New Holdco or any of its Subsidiaries or any such securities or agreements listed in clause (ii) of this sentence. Neither New Holdco nor any of its Subsidiaries has outstanding bonds, debentures, notes or other Indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with New Holdco’s stockholders on any matter. There are no voting trusts or other agreements or understandings to which New Holdco or any of its Subsidiaries is a party with respect to the voting or registration of capital stock or other equity interest of New Holdco or any of its Subsidiaries. No Subsidiary of New Holdco owns any capital stock of New Holdco.

Section 5.03         No Other Representations and Warranties. Except for the representations and warranties contained in this Article V (including the related portions of the Disclosure Schedules), neither New Holdco nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the New Holdco, including any representation or warranty as to the accuracy or completeness of any information regarding New Holdco furnished or made available to the PM Parties and their Representatives or to AINC and its Representatives in any form in expectation of the transactions contemplated hereby or as to the future revenue, profitability or success of New Holdco, or any representation or warranty arising from statute or otherwise in law.

ARTICLE VI
COVENANTS

Section 6.01  Conduct of Business Prior to the Closing.  From the date of this Agreement until the Closing, except as otherwise provided in this Agreement or any other Transaction Document or consented to in writing by AINC (which consent will not be unreasonably withheld or delayed), the PM Companies and the PM Parties will (i) conduct the Project Management Business of the PM Companies in the ordinary course of business consistent with past practice; and (ii) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of the Project Management Business and to preserve the rights, franchises, goodwill and relationships of their employees, customers, lenders, suppliers, regulators and others having business relationships with the PM Companies, in each case in connection with the Project Management Business.  Without limiting the foregoing, from the date of this Agreement until the Closing Date, except as consented to in writing by AINC, the PM Companies will, and the PM Parties will cause the PM Companies, as applicable, to:

(a)           preserve and maintain all of their Permits used in the Project Management Business;

(b)           pay their debts, Taxes and other obligations with respect to the Project Management Business when due, unless they are being contested in good faith by appropriate procedures and are payable without penalty or interest;

(c)           maintain the properties and assets owned, operated or used in connection with the Project Management Business in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d)           continue in full force and effect without modification all Insurance Policies with respect to the Project Management Business, except as required by applicable Law;

(e)           defend and protect their properties and assets used in the Project Management Business from infringement or usurpation;

(f)            perform all of their obligations under all Management Contracts and all other Contracts relating to or affecting their Project Management Business revenues, properties, assets, or prospects of the Project Management Business;

(g)           maintain their accounting and corporate books and records with respect to the Project Management Business in accordance with past practice;

(h)           comply in all material respects with all applicable Laws to the extent applicable to the Project Management Business; and

(i)            not to take or permit any action that would cause any of the changes, events or conditions described in Section 3.08 to occur.

Section 6.02  Access to Information.  From the date of this Agreement until the Closing, the PM Companies and the PM Parties will (a) afford AINC and its Representatives full and free access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Management Contracts and other Contracts, and other documents and data, in each case to the extent related to PM LLC or the Project Management Business; (b) furnish AINC and its Representatives with such financial, operating and other data and information related to PM LLC or the Project Management Business as AINC or any of its Representatives may reasonably request; and (c) instruct the Representatives of the PM Companies to cooperate with AINC in its investigation of PM LLC and the Project Management Business; provided that any such investigation will be conducted during normal business hours upon reasonable advance notice to the PM Parties and the PM Companies and in such a manner as not to interfere unreasonably with the normal operations of the PM Companies or the Project Management Business.  No investigation by AINC or other information received by AINC will operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the PM Companies or the PM Parties in this Agreement or in any other Transaction Document. Notwithstanding anything to the contrary in this Agreement, none of the PM Parties will be required to provide copies of their individual Tax Returns or workpapers with respect thereto.

Section 6.03  No Solicitation by the PM Companies or PM Parties.

(a)           None of the PM Companies or the PM Parties will, and they will not authorize or permit any of their Affiliates or any their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding a PM Party Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible PM Party Acquisition Proposal;

(iii) enter into any agreements, arrangements, or understandings (whether or not binding) regarding a PM Party Acquisition Proposal; or (iv) otherwise knowingly facilitate any effort or attempt to make a PM Party Acquisition Proposal. The PM Parties and the PM Companies will immediately cease and cause to be terminated, and will cause their Affiliates and all of their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, a PM Party Acquisition Proposal.

(b)           In addition to the other obligations under this Section 6.03, the PM Companies and the PM Parties will promptly (and in any event within two Business Days after receipt thereof by any of the PM Companies, the PM Parties or their Representatives) advise AINC orally and in writing of any PM Party Acquisition Proposal, any request for information with respect to any PM Party Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in a PM Party Acquisition Proposal, the material terms and conditions of such request, PM Party Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c)           The PM Companies and the PM Parties agree that the rights and remedies for noncompliance with this Section 6.03 will include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to AINC and that money damages would not provide an adequate remedy to AINC.

Section 6.04  No Solicitation by AINC; No Adverse AINC Recommendation.

(a)           AINC will not, and will not authorize or permit New Holdco, Merger Sub or any of its other Affiliates or any of its or their Representatives (including the Special Committee) to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an AINC Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible AINC Acquisition Proposal; (iii) enter into any agreements, arrangements, or understandings (whether or not binding) regarding an AINC Acquisition Proposal; or (iv) otherwise knowingly facilitate any effort or attempt to make an AINC Acquisition Proposal. AINC will immediately cease and cause to be terminated, and will cause New Holdco, Merger Sub and their Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted with respect to, or that could lead to, an AINC Acquisition Proposal.

(b)           Notwithstanding Section 6.04(a), from the date of this Agreement until the date that the Required Stockholder Vote has been obtained, following the receipt by AINC of an unsolicited bona fide written AINC Acquisition Proposal, (i) AINC Board and the Special Committee will be permitted to participate in discussions regarding such AINC Acquisition Proposal solely to clarify the terms of such AINC Acquisition Proposal and (ii) if AINC Board determines in good faith (A) that such AINC

Acquisition Proposal constitutes or could reasonably be expected to lead to an AINC Superior Proposal and (B) after consultation with outside legal counsel, that the failure to take the actions set forth in clauses (x) and (y) below with respect to such AINC Acquisition Proposal would be inconsistent with its duties under applicable law to AINC and its stockholders, then AINC may, in response to such AINC Acquisition Proposal, (x) furnish access and non-public information with respect to AINC and its Affiliates to the Person that has made such AINC Acquisition Proposal and (y) participate in discussions and negotiations regarding such AINC Acquisition Proposal.

(c)           In addition to the other obligations under this Section 6.04, AINC will promptly (and, in any event, within 48 hours after receipt thereof by AINC or its Representatives) notify the PM Parties orally and in writing if any inquiries, proposals or offers that could reasonably be expected to result in an AINC Acquisition Proposal are received by, any such information is requested from, or any such discussions or negotiation are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter will keep the PM Parties informed, on a current basis, of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in AINC’s intentions as previously notified.

(d)           Except as set forth in Section 6.04(e) and Section 6.04(f), AINC Board or any committee thereof (including the Special Committee) will not (i) withdraw, modify or amend AINC Recommendation in any manner adverse to PM Parties, (ii) approve, endorse or recommend an AINC Acquisition Proposal or (iii) at any time following receipt of an AINC Acquisition Proposal, fail to reaffirm its approval or recommendation of this Agreement and the Transactions as promptly as practicable (but in any event within five Business Days after receipt of any reasonable written request to do so from Bennetts) (any of the above, an “Adverse AINC Recommendation”).

(e)           Notwithstanding the foregoing, AINC Board or the Special Committee may, at any time before obtaining the Required Stockholder Vote, to the extent it determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with its duties under applicable law to AINC and its stockholders, in response to an AINC Superior Proposal received by AINC Board or the Special Committee, make an Adverse AINC Recommendation, but only if:

(i)            AINC has first provided the PM Parties prior written notice, at least three  Business Days in advance, that it intends to make such Adverse AINC Recommendation and is prepared to terminate this Agreement to enter into a Contract with respect to an AINC Superior Proposal, which notice will include the material terms and conditions of the transaction that constitutes such AINC Superior Proposal, the identity of the Person making such AINC Superior Proposal, and copies of any Contracts that are proposed to be entered into with respect to such AINC Superior Proposal; and

(ii)           during the three Business Days after the receipt of such notice (it being understood and agreed that any material change to the financial or other terms and conditions of such AINC Superior Proposal will require an additional notice to PM Parties of a two Business Day period that may, in whole or in part, run concurrently with the initial three Business Day period), AINC has, and has caused its Representatives to, negotiate with the PM Parties in good faith (to the extent the PM Parties desire to negotiate) to make such adjustments in the terms and conditions of this Agreement and the other Transaction Documents so that there is no longer a basis for such AINC Acquisition Proposal to constitute an AINC Superior Proposal.

(f)            Notwithstanding the foregoing, AINC Board may, at any time before obtaining the Required Stockholder Vote, to the extent it determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with its duties under applicable law to AINC and its stockholders, in response to an AINC Intervening Event, make an Adverse AINC Recommendation, but only if:

(i)            AINC has first provided the PM Parties prior written notice, at least three Business Days in advance, that it intends to make such Adverse AINC Recommendation; and

(ii)           during the three Business Days after the receipt of such notice, AINC has, and has caused its Representatives to, negotiate with the PM Parties in good faith (to the extent the Bennetts desire to negotiate) to make such adjustments in the terms and conditions of this Agreement and the other Transaction Documents so that there is no longer a basis for such withdrawal, modification or amendment.

(g)           Nothing contained in this Section 6.04 will be deemed to prohibit AINC Board from disclosing to the stockholders of AINC a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act, provided, that if such disclosure does not reaffirm AINC Recommendation or has the substantive effect of withdrawing or adversely modifying AINC Recommendation, such disclosure will be deemed to be an Adverse AINC Recommendation (it being understood that any “stop, look or listen” communication that contains only the information set forth in Rule 14d-9(f) will not be deemed to be an Adverse AINC Recommendation).

(h)           AINC agrees that the rights and remedies for noncompliance with this Section 6.04 will include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the PM Parties and that money damages would not provide an adequate remedy to the PM Parties.

Section 6.05  Notice of Certain Project Management Business Events.

(a)           From the date of this Agreement until the Closing, the PM Companies and the PM Parties will promptly notify AINC in writing of:

(i)            any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a PM Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by any of the PM Parties under this Agreement not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 8.02 to be satisfied;

(ii)           any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;

(iii)          any notice or other communication from any Governmental Authority in connection with the Transactions; and

(iv)          any Actions commenced or, to the PM Parties’ Knowledge, threatened against, relating to or involving or otherwise affecting the PM Parties or the Project Management Business that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.16 or that relates to the consummation of the Transactions.

(b)           AINC’s receipt of information pursuant to this Section 6.05 will not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by any of the PM Companies or the PM Parties in this Agreement (including Section 10.01(b)) or in any other Transaction Document and will not be deemed to amend or supplement the Disclosure Schedules.

(c)           From time to time prior to the Closing, the PM Companies and the PM Parties will have the right (but not the obligation) to supplement or amend the Disclosure Schedules hereto with respect to any matter hereafter arising or of which it becomes aware after the date of this Agreement (each a “PM Schedule Supplement”).  Any disclosure in any such PM Schedule Supplement will not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 8.02 have been satisfied; provided, however, that if AINC has the right to, but does not elect to, terminate this Agreement within seven Business Days of its receipt of such PM Schedule Supplement, then AINC will be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter.

Section 6.06  Confidentiality.  From and after the Closing, the PM Parties will hold, and will cause their Affiliates to hold, and will use their best efforts to cause their respective Representatives to hold, in confidence and to use only for the benefit of AINC, New Holdco, Merger Sub and the PM Companies any and all information, whether written or oral, concerning the Project Management Business, except to the extent that the PM Parties can show that such information (a) is generally available to and known by the public through no fault of the PM Parties, any of their Affiliates or their respective Representatives; (b) is lawfully acquired by the PM Parties, any of their Affiliates or their respective Representatives from and after the Closing from sources that are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation; or (c) is relevant to a Tax audit, examination, litigation, or proceeding or to the filing of a Tax Return.  If the PM Parties or any of their Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, the PM Parties will promptly notify AINC in writing and will disclose only that portion of such information that the PM Parties are advised by their counsel in writing is legally required to be disclosed, provided that the PM Parties will use their reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 6.07  Governmental Approvals and Consents; Cooperation.

(a)           Upon the terms and subject to the conditions set forth in this Agreement, each of the PM Parties, the PM Companies, AINC, New Holdco, and Merger Sub will use their reasonable best efforts to promptly (i) take, or to cause to be taken, all actions, and to do, or to cause to be done, and to assist and cooperate with the other Parties in doing all things reasonably necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Transactions; (ii) obtain from any Governmental Authorities and any third parties any actions, non-actions, clearances, waivers, consents, approvals, permits or orders required to be obtained by the PM Parties, the PM Companies, AINC, New Holdco, or Merger Sub in connection with the authorization, execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the Transactions; and (iii) make all registrations, filings, notifications or submissions which are necessary or advisable, and thereafter make any other required submissions, with respect to this Agreement and the other Transaction Documents and the Transactions required under (A) any applicable federal or state securities Law and (B) any other applicable Law.

(b)           Notwithstanding the foregoing or any other provision of this Agreement, nothing contained in this Agreement will require or obligate any of the Parties to: (i) pay or commit to pay any material amount of cash or other consideration, or incur or commit to incur any material liability or other obligation, in connection with obtaining any authorization, consent, order, registration or approval; or (ii) except as provided in Article VI agree or otherwise be required to sell, divest, dispose of, license, hold separate, or take or commit to take any action that limits in any material respect their respective freedom of action with respect to, or its ability to retain, any businesses, products, rights, services, licenses, or assets of such Party or any of their respective Affiliates, or any interest therein.

(c)           Each of the Parties will (i) subject to any restrictions under any applicable Law, to the extent practicable, promptly notify each other Party of any communication to the first such Party from any Governmental Authority with respect to this Agreement or the other Transaction Documents or the Transactions and permit the other Parties to review in advance any proposed written communication to any Governmental Authority, (ii) respond as promptly as reasonably practicable to any inquiries received from, and supply as promptly as reasonably practicable any additional information or documentation that may be requested by any Governmental Authority in respect of any registrations, declarations and filings, (iii) unless required by applicable Law, not agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry with respect to this Agreement or the other Transaction Documents or the Transactions unless it consults with the other Parties in advance and, to the extent not prohibited by applicable Law or such Governmental Authority, gives the other Parties the opportunity to attend and participate thereat, in each case to the extent practicable, (iv) subject to any restrictions under any applicable Law, furnish the other Parties with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective Representatives on the one hand, and any Governmental Authority or members of its staff on the other hand, with respect to this Agreement or the other Transaction Documents or the Transactions (excluding any documents and communications that are subject to preexisting confidentiality agreements, the attorney client privilege or work product doctrine), and (v) furnish the other Parties with such necessary information and reasonable assistance as such other Parties and their Affiliates may reasonably request in connection with their preparation of necessary filings, registrations, or submissions of information to any Governmental Authorities in connection with this Agreement and the other Transaction Documents and the Transactions; provided, however, that clauses (i) through (iv) above shall not apply to the Bennetts, MJB Investments, Sharkey, any PM Company or any subsidiary thereof with respect to any communication, inquiry, meeting, correspondence, filings or communications to the extent related to the Tax consequences of the PM Formation Transaction unless such communication, inquiry, meeting, correspondence, filing or communication could reasonably be expected to have, or is related or relevant to any Tax Claim or other Action that could reasonably be expected to have, an adverse effect on any AINC Party.

Section 6.08  Stockholder Meeting; Proxy Statement.

(a)           AINC will take all action necessary in accordance with the MGCL and AINC’s Organizational Documents to establish a record date for, duly and promptly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholder Meeting”) for the purpose of voting upon the approval of this Agreement, the other Transaction Documents, and the Transactions to the extent required by the MGCL and any other applicable Law or the rules of the New York Stock Exchange.  AINC will cause the Stockholder Meeting to be held as promptly as reasonably practicable after the mailing of the Proxy Statement. As to be further provided in the Merger Agreement, AINC will, as promptly as reasonably practicable after the date of this Agreement, prepare and file a preliminary Proxy Statement with the SEC as part of the registration statement to be filed with the SEC relating to the registration of the New Holdco Stock to be issued upon the effectiveness of the Merger. AINC will respond to any comments of the SEC or its staff with respect to the Proxy Statement and use its reasonable best efforts to cause the Proxy Statement to be cleared by the SEC as promptly as reasonably practicable. AINC will recommend (subject to Section 6.04(d), Section 6.04(e) and Section 6.04(f)) that the stockholders of AINC authorize and approve this Agreement and the Transactions in accordance with § 2-507 of the MGCL (the “AINC Recommendation”) at the Stockholder Meeting, and AINC will include the AINC Recommendation in the Proxy Statement (subject to Section 6.04(d), Section 6.04(e) and Section 6.04(f)), and, subject to Section 6.04(d), Section 6.04(e) and Section 6.04(f), will use its reasonable best efforts to solicit from AINC’s stockholders proxies in favor of the adoption of this Agreement and the Transactions. If, at any time prior to the Stockholder Meeting any information relating to the PM Parties or AINC or any of their respective Affiliates should be discovered that should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party that discovers such information will promptly notify the other Parties and, to the extent required by Law will disseminate an appropriate amendment thereof or supplement thereto describing such information to the stockholders of AINC. Notwithstanding the immediately preceding sentence, each of AINC, the PM Companies and the PM Parties agrees and covenants that (i) none of the information with respect to such Party supplied or to be supplied by such Party for inclusion in the Proxy Statement contains or will contain any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) prior to AINC filing the preliminary Proxy Statement with the SEC, such Party will review the preliminary Proxy Statement and represent that the Proxy Statement does not contain any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(b)           The PM Companies and the PM Parties agree to cooperate with AINC in the preparation of the Proxy Statement and, as promptly as practicable following the date of this Agreement, will furnish AINC with all information relating to it and required pursuant to the Exchange Act rules and regulations promulgated thereunder to the set forth in the Proxy Statement. AINC will promptly notify the PM Parties of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will promptly supply the PM Parties with copies of all correspondence between AINC or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement.  Each of the Parties agrees to use its reasonable best efforts, after consultation with the other Parties, to respond promptly to all such comments of and requests by the SEC. No filing of, or amendment or supplement to, or correspondence to the SEC or its staff, with respect to the Proxy Statement will be made by AINC without providing the PM Parties a reasonable opportunity to review and propose comments on the Proxy Statement.

Section 6.09  Books and Records.

(a)           In order to facilitate the resolution of any claims made against or incurred by the PM Parties, or for any other reasonable purpose, for a period of five years after the Closing, AINC will:

(i)            retain the books and records (including personnel files) of PM LLC and the Project Management Business relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the PM Companies; and

(ii)           upon reasonable notice, afford the Representatives of the PM Parties reasonable access (including the right to make, at the PM Parties’ expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters will be retained pursuant to the periods set forth in Article VII.

(b)           In order to facilitate the resolution of any claims made by or against or incurred by AINC or PM LLC after the Closing, or for any other reasonable purpose, for a period of five years following the Closing, the PM Parties will:

(i)            retain the books and records (including personnel files) of the PM Parties that relate to PM LLC and its operations, or the Project Management Business, for periods prior to the Closing; and

(ii)           upon reasonable notice, afford the Representatives of AINC or PM LLC reasonable access (including the right to make, at AINC’s expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters will be retained pursuant to the periods set forth in Article VII.

(c)           Neither AINC nor the PM Parties will be obligated to provide the other Party with access to any books or records (including personnel files) pursuant to this Section 6.09 to the extent such access would violate any applicable Law.

Section 6.10  Closing Conditions.  From the date of this Agreement until the Closing, each Party will take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VIII.

Section 6.11  Public Announcements.  Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no Party will make any public announcements in respect of this Agreement or the Transactions or otherwise communicate with any news media without the prior written consent of the other Parties (which consent will not be unreasonably withheld or delayed), and the Parties will cooperate as to the timing and contents of any such announcement.

Section 6.12  Further Assurances.  Following the Closing, each of the Parties will, and will cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions of this Agreement and the other Transaction Documents and give effect to the Transactions. In the event that the agreement referenced in the last sentence of Section 2.02 is not executed by Remington and Sharkey at least five days prior to the Closing, then no such consideration will be allocated to Sharkey and such consideration will instead be proportionately allocated to the Bennetts and MJB Investments and Schedule 2.02 will be updated accordingly.

Section 6.13  Knowledge of the Parties.

(a)           The PM Parties will not have any right to (a) terminate this Agreement under Section 10.01(c); (b) assert or claim that any condition to their obligations to consummate the Transactions has not been fulfilled; or (c) claim any damage or seek any other remedy at Law or in equity (i) for any breach of or inaccuracy in any representation or warranty made by AINC, New Holdco or Merger Sub or (ii) any breach of any covenant or agreement by AINC, New Holdco or Merger Sub, in each case, to the extent (x) the PM Parties had Knowledge of any facts or circumstances that constitute or give rise to such breach of or inaccuracy in such representation or warranty or would proximately or directly cause any such condition not to be fulfilled as of the date of this Agreement or (y) the breach of such covenant or agreement by AINC or the failure to be fulfilled of any such condition was (1) substantially caused by any action or omission on the part of the PM Parties or (2) intentionally permitted to occur, although such breach or failure to be fulfilled could have been prevented, by the PM Parties.

(b)           AINC will not have any right to (a) terminate this Agreement under Section 10.01(a); (b) assert or claim that any condition to its obligations to consummate the Transactions has not been fulfilled; or (c) claim any damage or seek any other remedy at Law or in equity (i) for any breach of or inaccuracy in any representation or warranty made by the PM Companies or the PM Parties or (ii)  any breach of any covenant or agreement by the PM Companies or the PM Parties, in each case, to the extent (x) AINC had Knowledge of any facts or circumstances that constitute or give rise to such breach of or inaccuracy in such representation or warranty or would proximately or directly cause any such condition not to be fulfilled as of the date of this Agreement or (y) the breach of such covenant or agreement by the PM Companies or the PM Parties or the failure to be fulfilled of any such condition was (1) substantially caused by any action or omission on the part of AINC (without any substantial participation by Monty J. Bennett) or (2) intentionally permitted to occur, although such breach or failure to be fulfilled could have been prevented, by

AINC, unless Monty J. Bennett substantially participated in permitted such breach or failure to be fulfilled to occur.

Section 6.14         Indemnification and Insurance.

(a)           The Organizational Documents of PM LLC will, for a period of six years after the Closing, contain provisions no less favorable, in all material respects, to the Persons covered thereby on the date hereof with respect to exculpation, indemnification and advancement of expenses than as set forth in the Organizational Documents of the PM Companies, respectively, as of the date of this Agreement.

(b)           Prior to the Closing, Remington and/or the PM Companies may purchase “tail” insurance coverage covering the respective directors and officers of the PM Companies and/or PM LLC as of the Closing through six years after the Closing and providing coverage not materially less favorable than the coverage afforded by the current directors and officers liability insurance policies maintained by the PM Companies.

(c)           Prior to the Closing, AINC may purchase insurance coverage covering the directors and officers of AINC as of the Closing and such coverage will include such terms as may be reasonably agreed between AINC and the PM Parties prior to the Closing.

(d)           As a separate and independent obligation, AINC hereby guarantees the payment and performance by PM LLC of its obligations pursuant to this Section 6.14 and pursuant to the contractual agreements entered into by PM LLC prior to the date hereof relating to indemnification of directors and officers of PM LLC and set forth in Schedule 6.14(d) (the “Existing Indemnification Agreements”).  From and after the Closing, AINC will cause PM LLC to comply with all of its obligations under this Section 6.14 and under the Existing Indemnification Agreements.

(e)           In the event PM LLC or any of its successors or assigns (i) consolidates with or merges into any other Person and will not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in any such case, proper provision will be made so that the successors and assigns of PM LLC will assume the obligations set forth in this Section 6.14.

ARTICLE VII
TAX MATTERS

Section 7.01  Tax Covenants.

(a)           The Parties intend that (i) the Merger and the transfers of PM LLC Transferred Securities for New Holdco Stock pursuant to this Agreement and the PM Contribution Agreement (collectively, the “Exchanges”) will be treated as part of a single plan and will qualify as an exchange under § 351 of the Code, (ii) the PM

Contribution will be governed by “Situation 3” of Revenue Ruling 84-111 (or, at the election of Remington in its sole discretion promptly communicated in writing to the other Parties prior to the Closing Date (an “Asset Election”), the PM Contribution will be treated by the Parties for U.S. federal income tax purposes as a contribution of the PM Assets (subject to the applicable liabilities of the Project Management Business) by the Bennetts and Sharkey to New Holdco), and (iii) in this connection, for U.S. federal income tax purposes (and applicable state and local tax purposes), (A) the holders of AINC Common Stock will be treated as transferring their AINC Common Stock to New Holdco in exchange for New Holdco Stock pursuant to the Merger, (B) pursuant to this Agreement and the PM Contribution Agreement, Archie Bennett, Jr., Monty J. Bennett (and/or, with respect to any applicable state or local tax law under which MJB Investments is a regarded entity, MJB Investments), and Sharkey will be treated as transferring the PM LLC Transferred Securities to New Holdco (or, in the case an Asset Election is made, Archie Bennett, Jr., Monty J. Bennett (and/or MJB Investments, as applicable), and Sharkey will be treated as transferring the PM Assets to New Holdco subject to the applicable liabilities of the Project Management Business), and (C) New Holdco will be treated as receiving the PM Assets comprising the Project Management Business (subject to the applicable liabilities of the Project Management Business) pursuant to the Contribution Agreement from Archie Bennett, Jr., Monty J. Bennett (and/or, with respect to any applicable state or local tax law under which MJB Investments is a regarded entity, MJB Investments), and Sharkey. The Parties agree (and AINC agrees to cause the AINC Parties) to report the consummation of such transactions as such for federal income tax (and applicable state and local tax) purposes.  The Parties will (and AINC will cause the AINC Parties to) duly file their respective tax returns for the taxable year including the Closing Date containing the information required under Treasury Regulation § 1.351-3.  The Parties will cooperate with each other in timely providing the information necessary for the filing of such information and, if requested by the other Parties, will consult with each other in good faith in preparing such information.  Notwithstanding any other provision in this Agreement, none of the Parties will take (and, in the case of AINC, AINC will cause the AINC Parties to not take) a position inconsistent with the treatment described in this Section 7.01(a) on any Tax Return, or otherwise, except (1)  as otherwise required pursuant to a “determination” within the meaning of § 1313(a) of the Code (or any comparable provision of any foreign, state, local or foreign law), (2) subject to Section 7.01(b), to the extent required as a result of a change in Tax Law (or the clarification or interpretation thereof by a taxing authority in the form of published guidance) after the date of this Agreement, or (3) with the prior written consent of each of the Bennetts (or his applicable designated representative, in the event of disability, or estate, in the event of death) and AINC (or its applicable permitted successor or assign pursuant to Section 11.06), which consent may be withheld in such Party’s sole discretion; provided that, solely with respect to the position described in clauses (ii) and (iii)(B) of this Section 7.01(a), such consent shall not be unreasonably withheld, delayed or conditioned with respect to a position that Asset Treatment (or, in the case an Asset Election is made, Securities Treatment) applies.  Each Party will promptly notify the other Parties upon receipt of written notice by such Party (or, in the case of AINC, by any AINC Party) that any Governmental

Authority is challenging, or requesting information regarding, such tax treatment or the treatment described in Section 7.01(b).  For purposes of this Article VII, for the avoidance of doubt, any action or position taken by any consolidated, combined, unitary or similar group including any Party shall also be deemed to be taken by such Party.

(b)           Prior to any AINC Party (or any consolidated, combined, unitary or similar group including any AINC Party) or any other Party taking any position on a Tax Return or in connection with any Tax claim or Action or any federal income tax position reflected in audited financial statements that, in any of the foregoing cases (i) is inconsistent with the treatment of the Bennetts, MJB Investments and Sharkey as not recognizing any gain or income pursuant to the Transactions (other than with respect to any cash received by the PM WC Parties as a Closing Adjustment or Post-Closing Adjustment pursuant to Section 2.06 or the payment for the Non-Compete in accordance with Section 7.01(f)), (ii) is taken pursuant to clause (2) of Section 7.01(a) (relating to a change in, or clarification or interpretation of, the Tax Law), or (iii) could reasonably be expected to otherwise adversely affect the tax treatment to any Party (other than an AINC Party) of the Transactions or the New Holdco Stock in any material respect, New Holdco (in the case of a position taken by any AINC Party or any consolidated, combined, unitary or similar group including any AINC Party) or such other Party, as applicable, shall notify each of the Bennetts (or his applicable designated representative, in the event of disability, or estate, in the event of death) and AINC of such position and give each of the Bennetts (or his applicable designated representative, in the event of disability, or estate, in the event of death) a reasonable opportunity to dispute such position.  The Parties shall, and New Holdco shall cause the AINC Parties to, cooperate in good faith to resolve any such dispute.

(c)           Prior to the Closing, without the prior written consent of AINC, which consent will not be unreasonably withheld, delayed or conditioned, PM LLC (and its Representatives) will not (i) make, change or rescind any Tax election of PM LLC that would be binding on PM LLC for a Post-Closing Tax Period or could reasonably be expected to adversely affect the AINC Parties or (ii) file any Tax Return of PM LLC on a separate-entity basis.  Prior to the Closing, PM LLC will timely pay all Taxes due and payable by it.

(d)           All transfer, documentary, sales, use, stamp, registration, value added and other similar Taxes and similar fees (including any penalties and interest thereon and including any real property transfer Tax and any other similar Tax) (each, a “Transfer Tax”) incurred in connection with the PM Formation Transaction or the PM Contribution Transaction will be borne and paid by Remington and the PM Companies (on behalf of themselves or their Affiliates), as applicable and subject to Section 11.01, when due, and all Transfer Taxes incurred in connection with the Merger or the New Holdco Restructuring will be borne and paid by AINC when due. Remington and the PM Companies (on behalf of themselves or their Affiliates), and the AINC Parties, as applicable, will cooperate to timely file any Tax Return or other document with respect to such Transfer Taxes, and the expense of filing such Tax Returns or other documents (“Transfer Tax Return Expenses”) will be borne by the party responsible for paying the applicable tax (subject to Section 11.01).

(e)           Subject to Section 7.01(c), Remington will prepare, or cause to be prepared, all Excluded Tax Returns required to be filed by PM LLC with respect to any Pre-Closing Tax Period in a manner consistent with the Transaction Documents, and Remington shall submit such Tax Return to AINC for its review and approval as soon as practicable prior to the due date of such Tax Return (including extensions).  Remington will file (or cause to be filed) such Excluded Tax Returns; provided that, to the extent Remington cannot legally file (or cause to be filed) any such Excluded Tax Return, New Holdco will file (or cause to be filed) such Tax Return as prepared by Remington and agreed by New Holdco.  New Holdco will prepare, or cause to be prepared, and file, or cause to be filed, all other Tax Returns required to be filed by PM LLC after the Closing Date with respect to any Pre-Closing Tax Period (excluding any Excluded Tax Return and any Tax Return of Remington and/or any of its Subsidiaries (other than PM LLC) or any consolidated, combined, unitary or similar group that includes any of the foregoing) that have not been filed before the Closing.  New Holdco will cause such Tax Returns to be prepared in a manner consistent with the Transaction Documents and will submit to the PM Parties for their review and approval any such Tax Return prior to the filing thereof and as soon as practicable prior to the due date thereof (including extensions).  If a PM Party objects to any item on, or otherwise has any objections with respect to, any such Tax Return prepared (or caused to be prepared) by New Holdco, such PM Party will, within ten days after delivery of such Tax Return, notify New Holdco in writing that he so objects, specifying with particularity any such item or other objection and stating the specific factual or legal basis for any such objection.  If a notice of objection will be duly delivered, New Holdco and such PM Party will negotiate in good faith and use their reasonable best efforts to resolve such items or other objections. If New Holdco and such PM Party are unable to reach such agreement within ten days after receipt by New Holdco of such notice, the disputed items or objections will be resolved by the Independent Accountant and any determination by the Independent Accountant will be final. The Independent Accountant will resolve any disputed items and objections within 20 days of having the dispute referred to it pursuant to such procedures as it may require.  If the Independent Accountant is unable to resolve any disputed items or objections before the due date for such Tax Return, New Holdco will cause the Tax Return to be timely filed as prepared by New Holdco, and then amended to reflect the Independent Accountant’s resolution, to the extent such resolution differs from the Tax Return originally filed by New Holdco (or AINC Party, as applicable).  The costs, fees and expenses of the Independent Accountant will be borne by New Holdco and the Bennetts in the same proportion by which their respective positions as initially presented to the Independent Accountant (based on the aggregate of all differences taken as a whole) differs from the final resolution as determined by the Independent Accountant. Notwithstanding anything to the contrary in this Section 7.01(e) or otherwise, other than an Excluded Tax Return required to be filed by PM LLC, Remington shall not be required to provide (and AINC shall have no right or obligation to prepare (or cause to be prepared) or file (or cause to be filed) or review rights with respect to) any Tax Return of Remington and/or any of its Subsidiaries (other than PM LLC) or any consolidated, combined, unitary or similar group that includes any of the foregoing.  If any Tax Return of Remington, any of its Subsidiaries (other than PM LLC), or any consolidated, combined, unitary or similar group would be treated as an Excluded Tax Return but for this sentence, (i) Excluded Tax Returns will include only that portion of such Tax Return, if any, relating solely to PM LLC, and (ii) if the portion of such Tax Return relating solely to PM LLC cannot be readily determined (in the reasonable good-faith discretion of Remington), then at the option of Remington, such Tax Return shall not be treated as an Excluded Tax Return and the term Excluded Tax Return shall instead include a pro forma of such Tax Return prepared (or caused to be prepared) by Remington that reflects solely the information on such Tax Return related to PM LLC.  No election (if available) comparable to the election under Section 706 of the Code, or Treasury Regulation Section 1.1502-76(b)(2)(ii), for the ratable allocation of income shall be made with respect to PM LLC or the Project Management Business for the taxable year in which the Closing takes place, without the prior written consent of all PM Parties and AINC.

(f)            The Parties agree that the value of the Non-Compete for U.S. federal income tax purposes (the “Non-Compete Value”) and all other applicable purposes is $10,000.  Of this $10,000 value, an amount equal to $5,000 is allocable to Archie Bennett, Jr., and an amount equal to $5,000 is allocable to Monty J. Bennett.  The consideration paid by the AINC Parties for such Non-Compete is the assumption and payment by New Holdco of an applicable portion of the Transaction Costs under Section 11.01 in an amount equal to the Non-Compete Value.  Notwithstanding any other provision in this Agreement or the other Transaction Documents, none of the Parties will take (and AINC shall cause each AINC Party to not take) any position on any Tax Return, or otherwise, that is inconsistent with this Section 7.01(f), except (i) as otherwise required pursuant to a “determination” within the meaning of § 1313(a) of the Code (or any comparable provision of any state, local or foreign law) or (ii) with the prior written consent of each of the Bennetts (or his applicable designated representative, in the event of disability, or estate, in the event of death) and AINC (or its applicable permitted successor or assign pursuant to Section 11.06); provided that each of the AINC Parties, the Bennetts (or his applicable designated representative, in the event of disability, or estate, in the event of death) and MJB Investments shall be entitled to settle any deficiency or adjustment proposed by any taxing authority resulting from a challenge to such treatment (after providing written notice of the proposed settlement to the others) to the extent such settlement is not binding on (and could not otherwise adversely affect) Archie Bennett, Jr. (other than in the case of a settlement by Archie Bennett, Jr.), Monty J. Bennett (other than in the case of a settlement by Monty J. Bennett or MJB Investments), MJB Investments (other than in the case of a settlement by Monty J. Bennett or MJB Investments) or the AINC Parties (other than in the case of a settlement by any of the AINC Parties).  The AINC Parties and each Bennett (or his applicable designated representative, in the event of disability, or estate, in the event of death) will promptly notify each other upon receipt of written notice by such Party (or, in the case of AINC, any of the AINC Parties) that any Governmental Authority is challenging, or requesting information regarding, the treatment described in this Section 7.01(f).

(g)           The Parties agree to use the alternate procedure (as set forth in Revenue Procedure 2004-53) with respect to wage reporting for the Project Management Business in connection with the Transactions.

(h)           The AINC Parties, Sharkey and the Bennetts will not knowingly (and, as applicable, will cause their respective subsidiaries to not) (i) take any action, or fail to take any action, as a result of which the Exchanges would fail to qualify as an exchange described in § 351 of the Code (and any comparable provisions of applicable state or local law) or (ii) enter into any contract, agreement, commitment or arrangement to take or fail to take any such action; provided that each Party may undertake any transaction expressly contemplated in the Transaction Documents.  Each of the AINC Parties, Sharkey and the Bennetts will use commercially reasonable efforts (and, as applicable, cause their respective subsidiaries to use commercially reasonable efforts) to cause the Exchanges to qualify as an exchange described in § 351 of the Code (and any comparable provisions of applicable foreign, state or local law).

Section 7.02         Prohibited Actions.  Subject to and to the extent not inconsistent with Section 7.05, without the prior written consent of the PM Parties (which consent will not be unreasonably delayed, conditioned or withheld), the AINC Parties will not (and will cause their Affiliates, subsidiaries and respective Representatives to not) (a) amend any Tax Return of PM LLC for a Pre-Closing Tax Period or Straddle Period or file an Excluded Tax Return (other than at the request of Remington pursuant to Section 7.01(e)), (b) initiate contact with taxing authorities regarding Taxes or Tax items of PM LLC or with respect to the Project Management Business with respect to any Pre-Closing Tax Period, (c) make any voluntary disclosures with respect to Taxes or Tax items of PM LLC or with respect to the Project Management Business for Pre-Closing Tax Periods, (d) make any Tax election that has retroactive effect to any Pre-Closing Tax Period of PM LLC or the Project Management Business, or (e) take any action having retroactive effect to the Closing Date or prior to the Closing Date with respect to PM LLC (other than taking a position in accordance with Section 7.01(b)) that could reasonably be expected to adversely affect the tax treatment of the PM Formation Transaction to the Bennetts.  Without the prior written consent of AINC (which consent will not be unreasonably delayed, conditioned or withheld), the PM Parties will not (and will cause their Affiliates, subsidiaries and respective Representatives (in each case, other than any AINC Party) to not) (i) amend any Excluded Tax Return that was subject to the approval of an AINC Party pursuant to Section 7.01(e) in any manner that could reasonably be expected to have an adverse effect on any AINC Party or (ii) file any Tax Return in a manner that is not consistent with the Transaction Documents.

Section 7.03Termination of Existing Tax Sharing Agreements.  Any and all existing Tax sharing agreements (whether written or not), other than Excluded Tax Contracts, binding upon PM LLC will be terminated as of the Closing Date. After such date none of PM LLC, the PM Parties or any of the PM Parties’ Affiliates or their respective Representatives will have any further rights or liabilities thereunder.

Section 7.04         Straddle Period.  In the case of Taxes that are payable with respect to a taxable period that begins on or before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are attributable to the Pre-Closing Tax Period for purposes of this Agreement will be:

(a)           in the case of (A) Taxes based upon, or measured by, income, receipts, profits, or payroll, (B) sales, use and similar Taxes imposed in connection with the sale, transfer or assignment of property, or (C) withholding Taxes required to be withheld with respect to a particular payment, deemed equal to the amount that would be payable if the taxable year ended on the Closing Date; provided that any taxable income or gain resulting from the New Holdco Restructuring or from any action taken by an AINC Party after the Closing not in the ordinary course of business or not consistent with the Transaction Documents shall be allocated to the Post-Closing Tax Period for this purpose; and

(b)           in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 7.05         Contests.  New Holdco agrees to give written notice to the PM Parties of the receipt of any written notice by any AINC Party, and the PM Parties agree to give to New Holdco written notice of the receipt of any written notice by any of them, that relates (in whole or in part) to a Pre-Closing Tax Period or Straddle Period and involves the assertion of any claim, or the commencement of any Action, with respect to PM LLC or the Project Management Business (but excluding any partner-level proceeding or claim of either of the Bennetts or MJB Investments or Sharkey) (a “Tax Claim”) which could result in liability for, or could reasonably be expected to adversely affect, the other Party. The PM Parties (i) shall control, at their own expense, the contest or resolution of any Tax Claim that is a Remington Tax Claim and (ii) shall have the right (but not the obligation) to control, at their own expense, the contest or resolution of any other Tax Claim that relates solely to a Pre-Closing Tax Period; provided, that, if the Tax Claim is not a Remington Tax Claim, (a) the PM Parties will have provided written notice to New Holdco within 30 days of the receipt of written notice of the Tax Claim of their intention to control such Tax Claim, and (b) the PM Parties will obtain the prior written consent of New Holdco (which consent will not be unreasonably withheld or delayed) before entering into any settlement or concession of such Tax Claim if such settlement or concession could reasonably be expected to adversely affect any AINC Party; provided, further, that to the extent such Tax Claim could reasonably be expected to adversely affect any AINC Party, New Holdco will be entitled to participate in the defense of such Tax Contest and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel will be borne by New Holdco.  Unless the PM Parties have timely notified the AINC Parties that they will control a Tax Claim (other than a Remington Tax Claim), the AINC Parties may control the contest or resolution of and defend against such Tax Claim; provided that the AINC Parties will promptly notify the PM Parties upon taking control of such Tax Claim and the PM Parties will be entitled to participate in the defense of such Tax Claim and to employ counsels of their choice for such purpose, the fees and expenses of which separate counsel will be borne by the respective PM Parties; provided further that such Tax Claim may not be settled or conceded without the prior written consent of the PM Parties, which consent will not be unreasonably withheld or delayed.  In the event of a conflict between this Section 7.05 and any other section of this Agreement, this Section 7.05 will govern with respect to the control of Tax Claims.

Section 7.06         Cooperation and Exchange of Information.  The PM Parties and New Holdco will provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Article VII or in connection with any audit or other proceeding in respect of Taxes of PM LLC or the Project Management Business, including the execution of any power of attorney that is reasonably required in connection with a Tax Claim controlled by the PM Parties pursuant to Section 7.05 and the signing of any Tax Return of PM LLC prepared (or caused to be prepared) by Remington.  Such cooperation and information will also include the AINC Parties providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities (or applicable portions thereof).  Upon the request of any AINC Party, the PM Parties and Sharkey shall promptly provide tax basis information relating to the PM Assets as of the Closing to New Holdco.  New Holdco will retain all Tax Returns, schedules and work papers, records and other documents in its possession (or in the possession of any AINC Party) relating to Tax matters of PM LLC or the Project Management Business for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of PM LLC or the Project Management Business for any taxable period beginning before the Closing Date, the AINC Parties will provide the PM Parties with reasonable written notice and offer the PM Parties the opportunity to take custody of such materials.

Section 7.07         Survival.  Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.21, Section 4.08 and this Article VII will survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus six months.

Section 7.08         PM LLC and AINC.  New Holdco shall cause PM LLC to remain in existence and be treated as a disregarded entity for U.S. federal income tax purposes (and any applicable foreign, state or local tax purposes, to the extent permitted under applicable law) for all taxable periods (or portions thereof) beginning at or after the effective time of the PM Contribution and ending on or prior to the two-year anniversary of the Closing Date, except to the extent each of the Bennetts (or his applicable designated representative, in the event of disability, or estate, in the event of death)

provides prior written consent for an alternative treatment.  Without limiting the generality of the foregoing, without the prior written consent of each of the Bennetts (or his applicable designated representative, in the event of disability, or estate, in the event of death), New Holdco will ensure that no election is made for PM LLC to be taxable as a corporation for U.S. federal income tax purposes (and that no election is made for PM LLC to be taxable as a corporation for any applicable foreign, state or local tax purposes) for any taxable period (or portion thereof) ending on or prior to the two-year anniversary of the Closing Date (including any Pre-Closing Tax Period).  AINC hereby confirms that it does not have any current plan or intension to dissolve or liquidate (or allow itself to be treated as having been dissolved or liquidated, or being in the process of dissolving or liquidating, for U.S. federal income tax purposes or applicable foreign, state or local tax purposes), merge into any Person, or transfer all or substantially all of its assets.

Section 7.09 Officer’s Certificates. Officers of New Holdco and AINC shall execute and deliver to tax counsel for the Bennetts certificates in the form agreed to by the Parties at such time or times as may reasonably be requested by such tax counsel, in connection with such tax counsel’s delivery of the opinion pursuant to Section 8.03(j). Each AINC Party shall use commercially reasonable efforts (and cause its Subsidiaries to use commercially reasonable efforts) not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the certifications and representations included in the certificates described in this Section 7.09.

Section 7.10 Tax Opinions. AINC shall use commercially reasonable efforts to take or cause to be taken any action reasonably necessary to ensure the receipt of the opinions described in Section 8.01(g), Section 8.02(h) and Section 8.03(j) and will cooperate with the counsel or accountants that are to render such opinions, including by providing to Norton Rose Fulbright US LLP and New Holdco’s REIT Lawyers (or such other applicable counsel) certificates at such time or times and in such form as reasonably requested by the recipient in connection with such recipient’s delivery of such opinion. Subject to the final sentence of this Section 7.10, the PM Parties and the PM Companies shall use their respective commercially reasonable efforts to take or cause to be taken any action reasonably necessary to ensure the receipt of the opinions described in Section 8.01(g), Section 8.02(h) and Section 8.03(j) and will cooperate with the counsel or accountants that are to render such opinions, including by providing to Norton Rose Fulbright US LLP, New Holdco’s REIT Lawyers and the Bennett’s tax counsel (or such other applicable counsel) certificates at such time or times and in such form as reasonably requested by the recipient in connection with such recipient’s delivery of such opinion. Each of the PM Parties and the PM Companies shall use commercially reasonable efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the certifications and representations included in the certificates provided by it described in this Section 7.10.  Notwithstanding anything to the contrary in this Agreement, none of the PM Parties or the PM Companies shall bear or be responsible for any fees or expenses for or with respect to the issuance of the opinions described in Section 8.01(g) and Section 8.02(h).

Section 7.11 Sharkey Interest. Except as provided in the proviso to the next succeeding sentence, the Parties hereto agree that any withholding or other Tax Liability relating or attributable to the distribution of PM LLC Transferred Securities to Sharkey pursuant to the PM Formation Transaction and/or the receipt of New Holdco Stock by Sharkey under this Agreement and the PM Contribution Agreement (or otherwise relating to the Interest) shall be the responsibility of Remington or Sharkey and not the responsibility of New Holdco, AINC, any of their Affiliates or PM LLC.  Notwithstanding anything to the contrary, no such withholding or other Tax Liability shall be treated as assumed by New Holdco, AINC, any of their Affiliates or PM LLC, provided, however, that any withholding or Tax Liability may be designated by Remington, in its discretion, as a Transaction Cost that is reimbursable or assumable by New Holdco in accordance with, and subject to the limitations specified in, Section 11.01.

ARTICLE VIII
CONDITIONS TO CLOSING

Section 8.01         Conditions to Obligations of All Parties.  The obligations of each Party to consummate the Transactions will be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)           The filings of AINC and the PM Parties, pursuant to the HSR Act, must have been made and the applicable waiting period and any extensions thereof must have expired or been terminated.

(b)           No Governmental Authority will have enacted, issued, promulgated, enforced or entered any Governmental Order that is in effect and has the effect of making the Transactions illegal, otherwise restraining or prohibiting consummation of the Transactions or causing any of the Transactions to be rescinded following completion of any Transaction.

(c)           This Agreement and the Transactions must have been duly approved by the Required Stockholder Vote in accordance with applicable Law, the Rules of the NYSE MKT and AINC’s Organizational Documents.

(d)           The PM Contribution Agreement, the Merger Agreement, the Cost Sharing Agreement, and the New Holdco Restructuring Agreement shall, in form and substance, be reasonably satisfactory to AINC and the PM Parties.

(e)           The Transactions referred to in Section 2.03 (including, without limitation, the Merger) that must be completed before or simultaneous with the Closing must be completed and consummated as specified in Section 2.03.

(f)            The Transactions would not give rise to termination, penalty or similar rights of any counterparty of any AINC Party or any PM Company under any material agreement pursuant to which AINC Parties or PM Companies provide services, including with respect to the Project Management Business.

(g)           AINC must have received an opinion of New Holdco’s REIT Lawyers or counsel reasonably satisfactory to AINC, in form and substance reasonably satisfactory to the Special Committee, and dated as of the Closing Date, that at a confidence level of “more likely than not” or higher, based upon the facts, representations and assumptions set forth or referred to in such opinion, for U.S. federal income tax purposes the status of Ashford Hospitality Trust, Inc. and Ashford Hospitality Prime, Inc. as real estate investment trusts within the meaning of Section 856(a) of the Code shall not be adversely affected in any material respect as a result of the following transactions: (i) the conveyance of the PM LLC Transferred Securities by Archie Bennett, Jr., MJB Investments and Sharkey to New Holdco; (ii) the conveyance of the PM LLC Transferred Securities by New Holdco to Ashford Hospitality Holdings, LLC; (iii) the conveyance of the PM LLC Transferred Securities by Ashford Hospitality Holdings, LLC to Ashford Advisors, Inc.; and (iv) the conveyance of the PM LLC Transferred Securities by Ashford Advisors, Inc. to Ashford Hospitality Advisors LLC.

Section 8.02  Conditions to Obligations of AINC, New Holdco and Merger Sub.  The obligations of AINC, New Holdco, and Merger Sub to consummate the Transactions will be subject to the fulfillment or AINC’s waiver, at or prior to the Closing, of each of the following conditions:

(a)           Other than the representations and warranties of the PM Parties contained in Section 3.01, Section 3.02, Section 3.03, Section 3.06, Section 3.22, and Section 3.23(b), the representations and warranties of the PM Parties and the PM Companies contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant to this Agreement must be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date of this Agreement and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which will be determined as of that specified date in all respects).  The representations and warranties of the PM Parties contained in Section 3.01, Section 3.02, Section 3.03, Section 3.06, Section 3.22, and Section 3.23(b) must be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which will be determined as of that specified date in all respects).

(b)           The PM Parties and the PM Companies must have duly performed and complied in all material respects with all agreements and covenants required by this

Agreement and each of the other Transaction Documents to be performed or complied with by them prior to or on the Closing Date; provided, that, with respect to agreements and covenants that are qualified by materiality, the PM Parties and the PM Companies will have performed such agreements and covenants, as so qualified, in all respects.

(c)           There must be no Action commenced against AINC, the PM Parties or any of the PM Companies, which is reasonably likely to succeed, which would prevent the Closing.

(d)           All approvals, consents and waivers that are listed on Schedule 3.05 must have been received, and executed copies thereof must have been delivered to AINC at or prior to the Closing.

(e)           From the date of this Agreement, there must not have occurred any PM Material Adverse Effect, and there must not have been any event or events that have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a PM Material Adverse Effect.

(f)            The other Transaction Documents to which any PM Party or PM Company is a party must have been executed and delivered by such PM Party or PM Company, as applicable, and true and complete copies thereof must have been delivered to AINC.

(g)           AINC must have received a certificate, dated the Closing Date and signed by the Bennetts and duly authorized officers of each applicable PM Company, that each of the conditions set forth in Section 8.02(a) and Section 8.02(b) has been satisfied.

(h)           AINC must have received an opinion of Norton Rose Fulbright US LLP or other counsel reasonably satisfactory to AINC, in form and substance reasonably satisfactory to the Special Committee, and dated as of the Closing Date, that at a confidence level of “more likely than not” or higher, based upon any facts, representations and assumptions set forth or referred to in such opinion, for U.S. federal income tax purposes, (i) the Merger will qualify as a “reorganization” within the meaning of § 368(a) of the Code or an exchange under § 351 of the Code (in connection with the PM Contribution), and (ii)  no gain or loss will be recognized by the shareholders of AINC as a result of the Merger with respect to their exchange of shares of AINC Common Stock for New Holdco Common Stock pursuant to the Merger.

(i)            The Special Committee must have received certificates, dated the date of this Agreement and as of the Closing Date and signed by the chief executive officer of AINC, that (i) the representations and warranties of AINC contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant to this Agreement are true and correct on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which will be determined as of that specified date in all respects); (ii) AINC has duly performed and complied with all agreements and covenants required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date; and (iii) AINC is entitled to rely on such certificates in making its representations and warranties in this Agreement as of the date of this Agreement and as of the Closing Date.

(j)            The PM Parties must have delivered to AINC an existence and good standing certificate (or its equivalent) for PM LLC from the Maryland Secretary of State or similar Governmental Authority.

(k)           Each of the Bennetts and Sharkey must have delivered to AINC a certificate pursuant to Treasury Regulations § 1.1445-2(b) that such Person is not a foreign person within the meaning of § 1445 of the Code.  MJB Investments must have delivered to AINC a certificate to the effect that it is disregarded as an entity separate from Monty J. Bennett for U.S. federal income tax purposes.

(l)            The PM Parties, Sharkey, MJB Investments and the PM Companies must have delivered to AINC such other documents or instruments as AINC reasonably requests and are reasonably necessary to consummate the Transactions.

(m)          Each of the Bennetts shall have executed and delivered a voting agreement covering their respective shares of New Holdco Stock, dated as of the Closing Date, and in the forms of Exhibits F and G hereto.

Section 8.03  Conditions to Obligations of the PM Parties and the PM Companies.  The obligations of the PM Parties and the PM Companies to consummate the Transactions will be subject to the fulfillment or the PM Parties’ waiver, at or prior to the Closing, of each of the following conditions:

(a)           Other than the representations and warranties of AINC contained in Section 4.01, Section 4.04, and Section 4.11, the representations and warranties of AINC contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant to this Agreement must be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date of this Agreement and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which will be determined as of that specified date in all respects).  The representations and warranties of AINC contained in Section 4.01, Section 4.04, and Section 4.11 must be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which will be determined as of that specified date in all respects).

(b)           AINC must have duly performed and complied in all material respects with all agreements and covenants required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements and covenants that are qualified by materiality, AINC must have performed such agreements and covenants, as so qualified, in all respects.

(c)           There must be no Action commenced against AINC, the PM Parties or any of the PM Companies that would or would reasonably be expected to prevent the Closing.

(d)           All approvals, consents and waivers that are listed on Schedule 4.07 must have been received, and executed counterparts thereof must have been delivered to the PM Parties at or prior to the Closing.

(e)           From the date of this Agreement, there must not have occurred any AINC Material Adverse Effect, and there must not have been any event or events that have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in an AINC Material Adverse Effect.

(f)            The other Transaction Documents to which AINC, New Holdco or Merger Sub are a party must have been executed and delivered by AINC, New Holdco and Merger Sub, as applicable, and true and complete copies thereof must have been delivered to the PM Parties.

(g)           The PM Parties must have received a certificate, dated the Closing Date and signed by a duly authorized officer of AINC, that each of the conditions set forth in Section 8.03(a) and Section 8.03(b) have been satisfied.

(h)           The PM Parties must have delivered to AINC an existence and good standing certificate (or its equivalent) for PM LLC from the Maryland Secretary of State or similar Governmental Authority.

(i)            The Bennetts have received an appraisal, in form and substance satisfactory to the Bennetts, from an investment banker or appraiser satisfactory to the Bennetts, to the effect that that the value of a share of New Holdco Preferred Stock as of the Closing Date does not exceed $25. The Bennetts will use reasonable efforts to cause such investment banker or appraiser to render such opinion.

(j)            The Bennetts have received an opinion of their tax counsel, in form and substance reasonably satisfactory to the Bennetts, and dated as of the Closing Date, that at a confidence level of “more likely than not” or higher, for U.S. federal income tax purposes (i) the exchange on the Closing Date by the Bennetts and MJB Investments of PM LLC Transferred Securities for New Holdco Stock under this

Agreement and the PM Contribution Agreement, in connection with the Merger, will qualify as an exchange under § 351 of the Code, (ii) the New Holdco Preferred Stock will not be treated as nonqualified preferred stock (within the meaning of § 351(g) of the Code) as of the Closing Date, and (iii) the Bennetts will not recognize any taxable gain or income as a result of their exchange of PM LLC Transferred Securities for New Holdco Stock on the Closing Date under this Agreement and the PM Contribution Agreement.

(k)           AINC must have delivered to the PM Parties, the PM Companies, Sharkey and MJB Investments such other documents or instruments as the PM Parties, the PM Companies, Sharkey and MJB Investments reasonably request and are reasonably necessary to consummate the Transactions.

ARTICLE IX
SURVIVAL; LIMITATIONS

Section 9.01  Survival.  Subject to the limitations and other provisions of this Agreement, the representations and warranties contained in (a) Article III (other than any representations or warranties contained in Section 3.21, which are subject to Article VII) will survive the Closing and will remain in full force and effect until the date that is 18 months after the Closing Date, unless AINC is notified in writing of any breach of such representations and warranties during such 18-month period, then the later of such 18-month period and 90 days following receipt of such written notice; provided, that the representations and warranties in (i) Section 3.01, Section 3.02, Section 3.03, Section 3.22, and Section 3.23(b), will survive indefinitely and (ii) Section 3.18 and Section 3.19 will survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus three months; and (b) Article IV (other than any representations or warranties contained in Section 4.08, which are subject to Article VII) will survive the Closing and will remain in full force and effect until the date that is 18 months from the Closing Date, unless the PM Parties are notified in writing of any breach of such representations and warranties during such 18-month period, then the later of such 18-month period and 90 days following receipt of such written notice; provided, that the representations and warranties in Section 4.01, Section 4.04, and Section 4.11 will survive indefinitely; and (c) Article V will survive the Closing and will remain in full force and effect indefinitely.  All covenants and agreements of the Parties contained in this Agreement (other than any covenants or agreements contained in Article VII, which are subject to Article VII) will survive the Closing indefinitely or for the period explicitly specified therein.  Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period will not thereafter be barred by the expiration of the relevant representation or warranty and such claims will survive until finally resolved. Section 3.25, Section 4.13 and Section 5.03 will survive the Closing and remain in full force and effect indefinitely.

Section 9.02         Limitations; Qualifications.  Any recovery for breaches of representations or warranties under this Agreement will be subject to the following limitations:

(a)           A Party will not be liable under this Agreement until the aggregate amount of all damages actually suffered or incurred by the Party exceeds for any and all breaches of warranties $5,000,000 (the “Basket”), in which event such Party will be liable for all such damages actually suffered or incurred by the Party from the first dollar.

(b)           Notwithstanding the foregoing, the limitations set forth in Section 9.02(a) will not apply to damages from any and all breaches of representations and warranties based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 3.01, Section 3.02, Section 3.03, Section 3.22, and Section 3.23(b), or in Section 4.01, Section 4.04, and Section 4.11 or in Article V or in Article VII.

(c)           The aggregate amount of all damages for breaches of representations and warranties for which a Party will be liable, other than a breach of a representation or warranty in Section 3.01, Section 3.02, Section 3.03, Section 3.22, and Section 3.23(b) or in Section 4.01, Section 4.04, and Section 4.11 or in Article V or in Article VII, will not exceed $30,700,000.

(d)           The aggregate amount of all damages for breaches of representations and warranties for which a Party will be liable, in any event, will not exceed $203,000,000; provided that in no event will Sharkey, MJB Investments or any member of the Special Committee have any liabilities with respect to any representations or warranties hereunder.

Section 9.03         Remedies Not Exclusive.  Unless otherwise expressly stated in this Agreement, no right or remedy described or provided in this Agreement is intended to be exclusive or to preclude a party from pursuing other rights and remedies to the extent available under this Agreement, at law or in equity, and all rights and remedies are cumulative and not exclusive of any rights and remedies at law. Nothing in this Section 9.03 will limit any Person’s right to seek and obtain any equitable relief to which any Person may be entitled or to seek any remedy on account of any Person’s actual fraud, criminal activity or bad faith.

ARTICLE X
TERMINATION

Section 10.01  Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)           by the mutual written consent of the PM Parties and AINC;

(b)           by AINC by written notice to the PM Parties:

(i)            if AINC is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the PM Parties or the PM Companies pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VIII and such breach, inaccuracy or failure has not been cured by within ten days of written notice of such breach to the PM Parties;

(ii)           if any of the conditions set forth in Section 8.01 or Section 8.02 have not been, or if it becomes apparent that any of such conditions will not be, fulfilled by December 31, 2018 (or such later date occurring on the expiration of the seven-Business Day period described in Section 6.05(c), the “Termination Date”), unless such failure is due to the failure of AINC, New Holdco or Merger Sub to perform or comply with any of the covenants, agreements or conditions of this Agreement to be performed or complied with by it prior to the Closing;

(iii)          if at the Stockholder Meeting or any adjournment thereof at which this Agreement and the Transactions have been voted upon, the Required Stockholder Vote is not obtained;

(iv)          if, at any time prior to approval of this Agreement and the Transactions by the Required Stockholder Vote, AINC Board or the Special Committee have effected an Adverse AINC Recommendation as a result of an AINC Intervening Event; provided that (A) AINC has complied with the requirements of Section 6.04 (including Section 6.04(f)), and (B) AINC will concurrently with such termination pay to the Bennetts the AINC Termination Fee in accordance with Section 10.02(b);

(v)           if, at any time prior to approval of this Agreement and the Transactions by the Required Stockholder Vote, AINC Board or the Special Committee has effected an Adverse AINC Recommendation as a result of an AINC Superior Proposal; provided that (i) AINC has complied with requirements as set forth in Section 6.04 (including Section 6.04(e)), and (ii) AINC will concurrently with such termination pay to the Bennetts the AINC Termination Fee in accordance with Section 10.02(b);

(vi)          if, at any time no less than three Business Days prior to the Closing Date, AINC certifies to the PM Parties that, based on written advice of counsel, both (x) New Holdco will be considered an “investment company” for tax purposes (within the meaning of Code §  351) at any time (A) immediately after the transactions contemplated by Section 2.01 and to be contemplated by the Merger Agreement or (B) on the Closing Date and (y) the Merger will not qualify as a reorganization within the meaning of Section 368(a) of the Code; or

(vii)         if there is an Adverse Tax Change prior to Closing.

(c)               by either of the Bennetts, by written notice to AINC:

(i)            if none of the PM Parties or the PM Companies are then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by AINC, New Holdco or Merger Sub pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VIII and such breach, inaccuracy or failure has not been cured within ten days of written notice of such breach from AINC;

(ii)           if any of the conditions set forth in Section 8.01 or Section 8.03 have not been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Termination Date, unless such failure is due to the failure of the PM Parties or the PM Companies to perform or comply with any of the covenants, agreements or conditions of this Agreement to be performed or complied with by then prior to the Closing;

(iii)          if, at the Stockholder Meeting or any adjournment thereof at which this Agreement and the Transactions have been voted upon, the Required Stockholder Vote is not obtained;

(iv)          if, at any time prior to approval of this Agreement by the Required Stockholder Vote, AINC Board or the Special Committee has effected an Adverse AINC Recommendation;

(v)           if, at any time no less than three Business Days prior to the Closing Date, the Bennetts certify to AINC that, based on written advice of counsel, New Holdco will be considered an “investment company” for tax purposes (within the meaning of Code § 351) at any time (A) immediately after the transactions contemplated by Section 2.01 and to be contemplated by the Merger Agreement or (B) on the Closing Date; or

(vi)          if there is a PM Party Adverse Tax Change prior to Closing.

(d)               by AINC or any PM Party in the event that (i) there is any Law that makes consummation of the Transactions illegal or otherwise prohibited, (ii) any Governmental Authority has issued a Governmental Order restraining or enjoining the Transactions, and such Governmental Order has become final and non-appealable, or (iii) if, at any time no less than three Business Days prior to the Closing Date, AINC certifies to the PM Parties, or the PM Parties certify to AINC, that, based on written advice of counsel, the Transactions would result in New Holdco being treated as an “investment company” within the meaning of the Investment Company Act of 1940.

Section 10.02  Effect of Termination.

(a)           In the event of the termination of this Agreement in accordance with this Article X, this Agreement will forthwith become void and, subject to Section 10.02(b), there will be no liability on the part of any Party except that nothing in this Agreement will relieve any Party from liability for any bad faith breach of any provision of this Agreement.

(b)           Notwithstanding the foregoing, if this Agreement is terminated by AINC pursuant to Section 10.01(b)(iv) or Section 10.01(b)(v), then AINC will concurrently pay to the PM Parties a termination fee equal to $4,093,665 plus the actual, documented out-of-pocket costs and expenses actually incurred by the PM Parties in connection with this Agreement and the Transactions (the “AINC Termination Fee”), in cash by wire transfer to an account designated by the PM Parties.  AINC will cause any such AINC Termination Fee required to be paid pursuant to this Section 10.02(b) to be paid to the PM Parties at the time of such termination of this Agreement.

ARTICLE XI
MISCELLANEOUS

Section 11.01  Expenses.  Except as otherwise expressly provided in this Agreement, (a) AINC, regardless of whether the Closing occurs, will pay all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, one half of all filing and other similar fees payable in connection with any filings or submissions under the HSR Act, and any Transfer Taxes and Transfer Tax Return Expenses (collectively, “Transaction Costs”), incurred by AINC, New Holdco, and Merger Sub in connection with this Agreement and the Transactions (including any Transfer Taxes and Transfer Tax Return Expenses to the extent such Transfer Taxes and Transfer Tax Expenses are borne by AINC under Section 7.01(d)); and (b) New Holdco, only if the Closing occurs, will assume and reasonably promptly pay all Transaction Costs incurred or funded by Remington or the PM Companies (on behalf of themselves or their Affiliates) in connection with this Agreement and the Transactions (including any Transfer Taxes and any Transfer Tax Return Expenses to the extent such Transfer Taxes and Transfer Tax Return Expenses would be borne by any such Person under Section 7.01(d) in the absence of this Section 11.01 and one half of all filing and other similar fees payable in connection with any filings or submissions under the HSR Act), plus all bonuses and other payments (including applicable Taxes in respect thereof) made to employees and agents of the PM Companies in connection with the Closing, up to $5,000,000 in the aggregate. Remington and the PM Companies (on behalf of themselves or their Affiliates) will be responsible for the payment of any of their Transaction Costs and/or bonuses in excess of $5,000,000. The Transaction Costs to be paid by New Holdco pursuant to this Section 11.01 include reimbursement by New Holdco of Transaction Costs incurred by Remington and the PM Companies (on behalf of themselves or their Affiliates) in connection with the previous transactions among the Parties which were not consummated. At least five (5) Business Days prior to the Closing, Remington and the PM Companies (on behalf of themselves or their Affiliates) will (i) prepare and deliver to AINC a schedule setting forth their good-faith estimate of Transaction Costs described in clause (b), separately stating each expense (“Transaction Cost Schedule”) and (ii) provide AINC with reasonable back-up documentation for each such expense.  As soon as practicable after the Closing Remington and the PM Companies (on behalf of themselves or their Affiliates) will provide a final Transaction Cost Schedule and updated documentation for amounts previously estimated. Remington and the PM Companies (on behalf of themselves or their Affiliates) promptly will provide any other documentation or information reasonably requested by AINC to substantiate such Transaction Costs. In addition, if and to the extent that the PM Parties are required to make any payments to AINC, New Holdco or

Merger Sub under this Agreement, including a Closing Adjustment or Post-Closing Adjustment as a result of Estimated Working Capital or Closing Working Capital being less than Target Working Capital, such payment obligation shall be treated as an adjustment to the Aggregate Consideration and satisfied by reducing the number shares of New Holdco Preferred Stock issuable pursuant to Section 2.02 by a number of shares equal to the remaining amount of such obligation divided by $25.

Section 11.02  Notices.  All notices, requests, consents, claims, demands, waivers and other communications under this Agreement will be in writing and will be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the fourth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a party as is specified in a notice given in accordance with this Section 11.02):

If to Monty J. Bennett, Archie Bennett, Jr., MJB Investments or Remington:

14185 Dallas Parkway

Suite 1150

Dallas, Texas 75254

Attention:  Monty J. Bennett

with a copy to:

14185 Dallas Parkway

Suite 1150

Dallas, Texas 75254

Attention:  Robert G. Haiman

and

Baker Botts LLP
2001 Ross Avenue
Suite 1100
Dallas, Texas 75201
Attn: Neel Lemon

If to Sharkey:

2725 Summit Ridge

Southlake, Texas 76092

Attention:  Mark A. Sharkey

with a copy to:

Haynes and Boone, LLP
2323 Victory Avenue
Suite 700
Dallas, TX 75219-7672
Attn: Vicki Odette and Michael DePompei

If to AINC, New Holdco or Merger Sub:

14185 Dallas Parkway

Suite 1100

Dallas, Texas 75254

Attention:  Deric S. Eubanks

with a copy to:

Norton Rose Fulbright US LLP
2200 Ross Avenue, Suite 3600
Dallas, Texas 75201
Attn: Head of Corporate Section

Section 11.03 Interpretation.  For purposes of this Agreement:

(a)           the word “include” and its derivatives means to include without limitation;

(b)           the word “or” is not exclusive;

(c)           inclusion of items in a list or specification of a particular instance of an item will not be deemed to exclude other items of similar import;

(d)           unless the context otherwise requires, references in this Agreement: (i) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder and in effect from time to time;

(e)           this Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any provision or document to be drafted;

(f)            the Disclosure Schedules and Exhibits referred to in this Agreement will be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim in this Agreement:

(g)           use of terms that imply gender will include all genders;

(h)           defined terms will have their meanings in the singular and the plural case;

(i)            the headings in this Agreement are for reference only and will not affect the interpretation of this Agreement;

(j)            time is of the essence with respect to this Agreement; and

(k)           the word “will” will not be deemed a mere prediction of future events.

Section 11.04  Severability.  If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.  If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) the Parties will agree on a suitable and equitable provision to be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 11.05  Entire Agreement.  This Agreement and the other Transaction Documents constitute the sole and entire agreement of the Parties with respect to the subject matter contained in this Agreement and in the other Transaction Documents, and supersede all prior written, and prior and contemporaneous oral, understandings, negotiations, arrangements and agreements, with respect to such subject matter.  In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 11.06  Successors and Assigns.  This Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns.  No Party may assign its rights or delegate its obligations (by operation of law or otherwise) under this Agreement without the prior written consent of the other Parties, which consent will not be unreasonably withheld or delayed.  No assignment will relieve the assigning Party of any of its obligations under this Agreement.  Any assignment or delegation in violation of this Section 11.06 is void and of no effect.

Section 11.07  No Third-Party Beneficiaries.  This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing in this Agreement, express or implied, is intended to, or will, confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties hereto in accordance with Article VIII without notice of liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 11.08  Amendment and Modification; Waiver.  This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party.  No waiver by any Party of any of the provisions of this Agreement will be effective unless explicitly set forth in writing and signed by the Party so waiving.  No waiver by any Party will operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver.  No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement will operate or be construed as a waiver thereof; nor will any single or partial exercise of any right, remedy, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Notwithstanding anything in this Section 11.08, no amendment, modification, supplement, or waiver of any provision of this Agreement will be effective, and no determination may be made by AINC under this Agreement, and no action with respect to this Agreement can be made by AINC, without the prior written approval of the Special Committee.

Section 11.09  Governing Law; Waiver of Jury Trial.

(a)           This Agreement will be governed by and construed in accordance with the internal laws of the State of Maryland without giving effect to any choice or conflict of law provision or rule or any other principle that could require the application of the laws of any other jurisdiction.

(b)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES THAT

(I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 11.09(b).

Section 11.10  Specific Performance.  The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms of this Agreement and that the Parties will be entitled to specific performance of the terms of this Agreement, in addition to any other remedy to which they are entitled at law or in equity without the need to demonstrate irreparable harm or to post any bond or surety.

Section 11.11  Counterparts.  This Agreement may be executed in counterparts (including by portable document format (pdf)), each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement.  A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission will be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 11.12  Special Committee.  No amendment or waiver of any provision of this Agreement will be effective, and no determination may be made by AINC under this Agreement, and no action with respect to this Agreement can be made by AINC, without the prior written approval of the Special Committee.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed to be effective as of the date first written above.

/s/ Archie Bennett, Jr.
Archie Bennett, Jr.

/s/ Monty J. Bennett
Monty J. Bennett

REMINGTON HOLDINGS, L.P.

By: Remington Holdings GP, LLC, its general partner

	By:	/s/ Archie Bennett, Jr.
Name: Archie Bennett, Jr.
Title: Member

	By:	/s/ Monty J. Bennett
Name: Monty J. Bennett
Title: Member

REMINGTON HOLDINGS GP, LLC

By:	/s/ Archie Bennett, Jr.
Name: Archie Bennett, Jr.
Title: Member

By:	/s/ Monty J. Bennett
Name: Monty J. Bennett
Title: Member

[Signature Page to Combination Agreement]

ASHFORD, INC.

By:	/s/ Deric S. Eubanks
Name: Deric S. Eubanks
Title: Chief Financial Officer

ASHFORD HOLDING CORP.

By:	/s/ Deric S. Eubanks
Name: Deric S. Eubanks
Title: Chief Financial Officer

ASHFORD MERGER SUB INC.

By:	/s/ Deric S. Eubanks
Name: Deric S. Eubanks
Title: Chief Financial Officer

MJB INVESTMENTS, LP

By: MJB Investments GP, LLC, its general partner

By:	/s/ Monty J. Bennett
Name: Monty J. Bennett
Title: Sole Member

/s/ Mark A. Sharkey
Mark A. Sharkey

[Signature Page to Combination Agreement]

PROJECT MANAGEMENT LLC

By: Remington Holdings, L.P., its managing member

By: Remington Holdings GP, LLC, its general partner

By:	/s/ Archie Bennett, Jr.
Name: Archie Bennett, Jr.
Title: Member

By:	/s/ Monty J. Bennett
Name: Monty J. Bennett
Title: Member

[Signature Page to Combination Agreement]